As filed with the Securities and Exchange Commission on September 13, 2000
                                                  Registration No. 333 -_______
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM SB-2


             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ==================



                             WEDGE NET EXPERTS, INC.
                         ------------------------------
                 (Name of small business issuer in its charter)

         California                       7379                    33-0875030
-------------------------       -------------------------       --------------
  (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
incorporation or organization)  Classification Code Number)  Identification No.)

                               ==================


                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
          ------------------------------------------------------------
          (Address and telephone number of principal executive offices)

                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                               Gregory M. Walters
                             1706 Winding Ridge Road
                   Knoxville, Tennessee 37922; (865) 694-6468
            --------------------------------------------------------
            (Name, address and telephone number of agent for service)

                    Please send copies of all correspondence to:

                               PATRICIA CUDD, ESQ.
                                Cudd & Associates
                        1120 Lincoln Street, Suite #1507
                             Denver, Colorado 80203
                            Telephone: (303) 861-7273

                Approximate date of proposed sale to the public:
   As soon as practicable after the Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________________________

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                        Proposed      Proposed
   Title of Each         Dollar        Maximum          Maximum       Amount of
Class of Securities     Amount to   Offering Price     Aggregate*   Registration
 to Be Registered     Be Registered   Per Share*     Offering Price      Fee
--------------------------------------------------------------------------------
  Common Stock,
  $.001 par value        $85,000         $.05           $85,000        $100.00
--------------------------------------------------------------------------------
      TOTAL                                             $85,000        $100.00
--------------------------------------------------------------------------------

         *Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


                                        WEDGE NET EXPERTS, INC.

                                          ------------------

                             Cross Reference Sheet Pursuant to Rule 404 (c)
                             Showing Location in Prospectus of Information
                                     Required by Items of Form SB-2

 Item                                                                         Heading or
Number              Caption                                            Location in Prospectus
------------------------------------------------------------------------------------------------------
 1.    Front of Registration Statement and Outside
       Front Cover of Prospectus . . . . . . . . . . . . . Facing Page; Cross-Reference Sheet; Outside
                                                           Front Cover Page

 2.    Inside Front and Outside Back Cover Pages
       of Prospectus . . . . . . . . . . . . . . . . . . . Inside Front Cover Page; Outside
                                                           Back Cover Page

 3.    Summary Information and Risk Factors. . . . . . . . Prospectus Summary; Risk Factors

 4.    Use of Proceeds. . . . . . . . . . . . . . . . . .  Prospectus Summary; Use of Proceeds

 5.    Determination of Offering Price . . . . . . . . .   Outside Front Cover Page; Inside
                                                           Back Cover Page; Risk Factors;
                                                           Plan of Offering

 6.    Dilution. . . . . . . . . . . . . . . . . . . . .   Dilution

 7.    Selling Security Holders. . . . . . . . . . . . .   Inapplicable

 8.    Plan of Distribution. . . . . . . . . . . . . . .   Facing Page; Cross-Reference Sheet; Outside
                                                           Front Cover Page; Prospectus Summary; Plan
                                                           of Offering

 9.    Legal Proceedings . . . . . . . . . . . . . . . .   Proposed Business - Legal Proceedings

 10.   Directors, Executive Officers, Promoters and
       Control Persons . . . . . . . . . . . . . . . . .   Management - Executive Officers and
                                                           Directors

 11.   Security Ownership of Certain Beneficial
       Owners and Management . . . . . . . . . . . . . .   Principal Shareholders

 12.   Description of Securities . . . . . . . . . . . .   Prospectus Summary; Description of
                                                           Securities - Capital Stock - Common Stock

 13.   Interest of Named Experts and Counsel. .  . . . .   Experts

 14.   Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities. .   Inapplicable

 15.   Organization Within Last Five Years.  . . . . . .   Plan of Operation

                                       3



 16.   Description of Business . . . . . . . . . . . . .   Proposed Business

 17.   Management's Discussion and Analysis or
       Plan of Operation . . . . . . . . . . . . . . . .   Facing Page; Cross - Reference Sheet; Outside
                                                           Front Cover Page

 18.   Description of Property. . . . . . . . . . . . .    Proposed Business - Facilities

 19.   Certain Relationships and Related
       Transactions . . . . . . . . . . . . . . . . . .    Certain Transactions

 20.   Management's Discussion and Analysis or
       Plan of Operation . . . . . . . . . . . . . . .     Facing Page; Cross - Reference Sheet; Outside
                                                           Front Cover Page

 21.   Executive Compensation . . . . . . . . . . . .      Management - Executive Compensation

 22.   Financial Statements . . . . . . . . . . . . .      Financial Statements

 23.   Changes in and Disagreements With
       Accountants on Accounting and Financial
       Disclosure . . . . . . . . . . . . . . . . . .      Inapplicable

                                       4

                 Preliminary Prospectus Dated September__, 2000

SUBJECT TO COMPLETION

The information in this Preliminary Prospectus is not complete and may be changed. We may complete or amend this Preliminary Prospectus without notice. These securities may not be sold until the Registration Statement filed with the Securities and Exchange Commission is effective. This Preliminary Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                1,700,000 Shares of Common Stock, $.001 par value

                             WEDGE NET EXPERTS, INC.

This Prospectus covers up to a maximum of 1,700,000 shares of common stock, $.001 par value per share (the "Common Stock"). There is no public market for the Common Stock and no assurance that a public market will develop by reason of this offering. We arbitrarily determined the offering price of the Common Stock and, accordingly, the price is not an indication of the actual value of Wedge Net Experts, Inc. (the "Company"), and bears no relationship to any applicable criteria of value. We are a development-stage enterprise that proposes to develop and market computer and Internet consulting, technical assistance and support and information services to prospective customers, including, primarily, businesses, educational institutions and governmental agencies, via the Internet. Our proposed web site, which will include an on-line database of computer, software, Internet and related information, is in the initial stages of development and our proposed provider network of expert consultants has not yet been assembled. As of the date hereof, we have no customers for our proposed consulting and informational services and, accordingly, we have received no revenue from operations since the date of our inception on September 21, 1999. (See "RISK FACTORS" on pages 4 to 11 and "PROPOSED BUSINESS" on pages 13 to 18.)

YOU SHOULD MAKE YOUR CHECK IN PAYMENT FOR A SUBSCRIPTION FOR SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS PAYABLE TO "FIRSTBANK - ESCROW AGENT."

YOUR PURCHASE OF THE SHARES OF COMMON STOCK IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. YOU SHOULD NOT PURCHASE THE SHARES UNLESS YOU CAN AFFORD A LOSS OF YOUR INVESTMENT. (SEE "RISK FACTORS" AND "PLAN OF OFFERING".)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE REGULATORY AUTHORITY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, ENDORSED THE MERITS OF THIS OFFERING OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
================================================================================
                              Price            Selling           Proceeds to
                            to Public       Commissions (1)    the Company (2)
--------------------------------------------------------------------------------
Per Share                   $   .05             $-0-               $   .05
--------------------------------------------------------------------------------
Total Minimum
(800,000 shares) (3)        $40,000             $-0-               $40,000
--------------------------------------------------------------------------------
Total Maximum
(1,700,000 shares) (3)      $85,000             $-0-               $85,000
================================================================================
                         (Footnotes on following page.)

We are offering the shares of Common Stock on a "minimum - maximum" basis subject to prior sale, to allotment and withdrawal and to cancellation of the offer without notice, at any time prior to the release or delivery of the proceeds of this offering to the Company. We reserve the right to reject any order or cancel any sale, in whole or in part, for the purchase of any of the shares of Common Stock offered prior to the release or delivery of the proceeds of this offering.

                The date of this Prospectus is __________, 2000.

NOTES:

     (1) We will offer the shares of Common Stock directly to the public through our executive officers and directors. We will not pay any selling commissions or other compensation on sales of shares of Common Stock by our executive officers and directors.

     (2) Does not reflect expenses of the offering estimated not to exceed $20,000. At September 6, 2000, $11,000 of such expenses had not been paid and, accordingly, that portion of the estimated offering expenses will be paid out of the proceeds of this offering.

     (3) Our executive officers and directors will offer the shares of Common Stock on a "$40,000 minimum - $85,000 maximum" basis. There is no assurance that any or all of the shares of Common Stock will be sold. We will transmit all proceeds from subscriptions to purchase the first 800,000 shares of Common Stock by noon of the next business day following receipt to an escrow account at FirstBank of Littleton, N.A., 101 West County Line Road, Littleton, Colorado 80126. Subscribers have no right to the return of their funds during the term of the escrow period. If we do not receive subscriptions for at least 800,000 shares of Common Stock within 90 days from the date of this Prospectus (unless we extend the offering for up to an additional 90 days), we will refund the escrowed funds promptly to subscribers, without deduction or interest. After we have received proceeds from the sale of 800,000 shares of Common Stock, we may continue the offering without any escrow or refund provisions until all 1,700,000 shares of Common Stock are sold, the expiration of 90 days from the date of this Prospectus (unless extended as described above) or until we elect to terminate the offering, whichever occurs first.

                          -----------------------------

     We intend to furnish our shareholders, after the close of each fiscal year, an annual report that will contain financial statements that will be examined by independent public accountants and a report thereon, with an opinion expressed, by our independent public accountants. We may furnish to shareholders unaudited quarterly or semi-annual reports. In addition, we will file any reports required by the U.S. Securities and Exchange Commission; which reports are public documents.

     WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS NOT CONTAINED HEREIN, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN OUR AFFAIRS SINCE THE DATE HEREOF.

     The offering of shares of Common Stock by us is subject to approval of certain legal matters by Cudd & Associates, counsel for the Company. We may not modify the terms of the offering described herein without amending the Registration Statement of which this Prospectus is a part.

                               PROSPECTUS SUMMARY

     The more detailed information and financial statements appearing elsewhere in this Prospectus qualify this summary in its entirety.

The Company

     Wedge Net Experts, Inc. (the "Company"), is a development-stage corporation that was incorporated under the laws of the State of California on September 21, 1999. We propose to develop and market computer and Internet consulting and technical assistance and support services and provide access to an international database of computer, software, Internet and related information via a web site on the Internet currently under development. We propose to complete the development of the web site and purchase certain needed equipment with approximately 68% to 69% of the anticipated proceeds from this offering. Further, we intend to assemble a provider network of expert consultants; however, this will not be possible until we raise capital in addition to the funds available from this offering and/or achieve profitable operations, if ever. Because our activities to date have been organizational and fund raising in nature, primarily, and our proposed web site and database are not yet complete, there are no customers for our proposed services as of the date hereof. Accordingly, we have realized no revenue from operations to date. Our prospective customers are expected to include, primarily, businesses, educational institutions and governmental agencies. Our offices are located at 1706 Winding Ridge Road, Knoxville, Tennessee 37922, and our telephone and facsimile number is (865) 694-6468. (See "PROPOSED BUSINESS.")

The Offering

Number of shares of Common Stock offered
   hereby......................................       1,700,000 shares of Common
                                                      Stock, $.001 par value.
                                                      (See "DESCRIPTION OF
                                                      SECURITIES - Description
                                                      of Capital Stock -
                                                      Description of Common
                                                      Stock.")

Number of shares of Common Stock outstand-
   ing prior to offering.......................       3,800,000

Number  of  shares  of  Common  Stock  to  be
   outstanding after offering*
     Minimum...................................       4,600,000
     Maximum...................................       5,500,000

Percentage of shares of Common Stock  to  be
   owned by present shareholders after offering
     Minimum...................................       82.6%
     Maximum...................................       69.1%

Use of Proceeds

     The net proceeds available to us upon completion of this offering, after deducting the estimated unpaid expenses of the offering, will be approximately $29,000 if the minimum, and approximately $74,000 if the maximum, number of shares of Common Stock is sold. We intend to allocate the net minimum and maximum offering proceeds over twelve months, as follows: (i) development of web site ($15,000 - minimum; $40,000 - maximum); (ii) purchase of equipment ($5,000
- minimum; $10,000 - maximum); (iii) professional fees ($5,000 - minimum; $10,000 - maximum); (iv) stock transfer fees ($2,500); (v) marketing ($1,500 - minimum; $6,500 - maximum); and (vi) working capital ($-0- - minimum; $5,000 - maximum). (See "USE OF PROCEEDS.")

Risk Factors

     This offering involves a high degree of risk and prospective investors should understand that they may lose all or a part of their investment. The risk factors associated with the purchase of shares of Common Stock in this offering are described herein under "RISK FACTORS."

Selected Financial Information

     The Company was only recently organized on September 21, 1999, and, accordingly, has only recently commenced operations in its proposed business of developing, marketing and providing computer and Internet consulting, technical assistance and support and informational services to businesses, educational institutions and governmental agencies, primarily, via its proposed web site and on-line database. No assurance can be given that we will ever generate earnings from our proposed business. (See "PROPOSED BUSINESS.")

Summary Balance Sheet Data:
--------------------------

                                    As of                        As of
                                June 30, 2000               December  31, 1999
                                -------------               ------------------

Working Capital                    $(13,797)                     $  (93)
Total Assets                       $  5,856                      $4,915
Total Liabilities                  $ 16,725                      $5,008
Total Shareholders' Equity         $(10,869)                     $  (93)


Summary Operating Data:
----------------------

                                                      Inception                Inception
                                    Six Months   (September 21, 1999)     (September  21, 1999)
                                      Ended           through                   through
                                  June 30, 1999   December 31, 1999          June 30, 2000
                                  -------------   -------------------     -------------------

Net Loss                             $(3,976)         $(3,593)                 $(7,569)
Basic Loss Per Share                 $  *             $  *
Basic Weighted Average
  Common Shares Outstanding        2,800,000         2,800,000
------------------

         *Less than $.01 per share.


                                  RISK FACTORS

     The purchase of the shares of Common Stock being offered hereby is speculative and involves a high degree of risk. Before making an investment decision, prospective investors should carefully consider, along with other matters referred to herein, the following risk factors inherent in and affecting our business and this offering:

Risk Factors Related to the Company

     1. We Are a Development-Stage Company with No Prior Business Operations. The Company was organized on September 21, 1999, is in the development stage and must be considered promotional. The likelihood of our success must be considered in light of the Company's stage of development and the fact that our business plan of providing on-line computer and Internet consulting, technical assistance and informational services to businesses, educational institutions and governmental agencies is neither conventional nor proven. Management has identified no prospective customers for our proposed consulting and information services and there is no assurance that we will be successful in identifying and obtaining customers in the future. Because we are in the development stage, our marketing program may be expected to encounter problems, complications, expenses and delays. Further, as a development-stage enterprise, we will be subject to many of the risks common to such enterprises, including undercapitalization, cash shortages, limitations with respect to personnel, technological, financial and other resources and lack of a customer base and market recognition, most of which are beyond our control. In addition, we will face special risks associated with the rapidly changing computer and Internet businesses. (See "USE OF PROCEEDS" and "PROPOSED BUSINESS - The Company," "- Proposed Services," "- Marketing" and "- Competition.")

     2. We Have Realized No Revenue or Earnings and Have Limited Assets. Since our inception on September 21, 1999, the Company has realized no revenue or earnings and has had only very limited assets and financial resources. We realized a net loss of $(3,976) and $(3,593) for the six months ended June 30, 2000, and the period from inception (September 21, 1999) through December 31, 1999, respectively, and cumulatively in the amount of $(7,569) since the Company's inception. As of June 30, 2000, we had total assets, including $2,928 in cash and $2,928 in equipment (less accumulated depreciation), of $5,856, a working capital deficit of $(13,797) and a total shareholders' deficit of $(10,869). There can be no assurance that we will achieve profitable operations from the proposed provision of on-line computer and Internet consulting, technical assistance and informational services in the future. Since inception, we have realized no revenue and have conducted only limited operations including, primarily, organizational activities and raising interim capital. (See "PROPOSED BUSINESS - The Company," "- Proposed Services" and Financial Statements.)

     3. Our Business Concept Is Unproven; Our Business Will Be Subject to Technological Change. Our business plan of amassing an international database of computer, software, Internet and related information and retaining expert consultants for the purpose of developing, marketing and providing related consulting, technical support and informational services to prospective business, educational institution and government agency customers is unproven. Assuming the implementation of our business concept such that we commence generating revenue, the markets that we will serve are subject to rapid technological change, changing customer requirements, frequent new product introductions and evolving industry standards that may render our proposed services obsolete from time-to-time. As a result, our market position could be eroded rapidly by advancements by competitors. It is not possible to predict presently the life cycle of any of our proposed services. Broad acceptance of such proposed services by customers will be critical to our future success, as will our ability to perform services on a timely basis that meet changing customer needs and respond to technological developments and emerging industry standards. There can be no assurance that we will not experience difficulties that could delay or prevent the successful development, introduction and marketing of our proposed consulting, technical assistance and information services, or that new services would meet the requirements of the marketplace and achieve market acceptance. (See "PROPOSED BUSINESS - The Company" and "- Proposed Services.")

     4. Dependence on Management; Limited Experience and/or Time Commitment. We will be dependent upon our executive officers and directors, including Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, who, except for Ms. Walters, are not expected to receive any monetary compensation for the foreseeable future. The loss of the services of any of these individuals, particularly Messrs. Walters and Brady, could be expected to have a material adverse effect on us. Ms. Walters has no prior experience in our proposed business. Mr. Brady's prior business experience in the conception, design and deployment of intelligent transportation border crossing systems and trade data and commercial vehicle information systems, while computer-related and technical in nature, differs from the computer and Internet consulting, technical support and informational services that we propose to develop and market. While Messrs. Walters and Brady expect to devote approximately 50% and approximately 20%, respectively, of their time and effort to the Company, Ms. Walters will devote only so much of her time as is required to attend meetings of the Board of Directors. The computer and Internet-related services that we propose to offer involve complicated business determinations requiring qualitative and subjective evaluations by management and/or others. For the foreseeable future, we have no plans to retain any other personnel, although we hope to obtain the funds necessary to pay consulting fees to a proposed provider network of expert consultants. Reliance by management upon services of outside consultants or independent contractors will subject us to additional risks associated with the ability and technical competence of such persons, their availability and the cost of obtaining their services. (See "USE OF PROCEEDS," "BUSINESS - Employees and Consultants" and "MANAGEMENT - Executive Officers and Directors" and "- Conflicts of Interest.")

     5. Speculative Nature of Our Proposed Business. We have allocated the proceeds to be received upon completion of this offering, primarily, for the development of our proposed web site on the Internet and the purchase of the necessary equipment, including computer hardware and software. The success of this business plan is dependent upon our ability to develop a web site sufficiently attractive to potential customers; amass the quantity of computer, software, Internet and related information necessary to fulfill customers' informational demands; and retain the number and caliber of consultants required to achieve rapid problem-solving capability and provide the in-depth e-commerce solutions demanded by customers. Because of the limited proceeds of this offering, no funds will be available to pay expert consultants. Our future success will be dependent upon our ability to raise financing in addition to that anticipated from this offering and numerous other factors beyond management's control. Unless we are successful in obtaining a sufficient number of customers for our proposed services within the one-year period during which the proceeds of this offering have been allocated, investors may lose all or a substantial portion of their investments in the shares of Common Stock being offered hereby. As of the date hereof, our proposed web site and database is not yet operational and we have no expert consultants or customers. (See "BUSINESS - The Company," "- Proposed Services," "- Competition," and "- Marketing.")

     6. Competition. For the foreseeable future, we are expected to be insignificant participants in the computer and Internet consulting, technical assistance and informational services businesses. Nearly all existing companies providing one or more of the foregoing services are substantially larger and have more substantial operating histories, backgrounds, experience and records of successful operations; greater financial resources, technical expertise, managerial capabilities and other resources; more employees; and more extensive facilities than we have or will have in the foreseeable future. Consequently, we will be at a competitive disadvantage in developing a web site sufficiently attractive to potential customers; amassing the quantity of computer, software, Internet and related information necessary to fulfill customers' informational demands; retaining the number and caliber of consultants required to achieve the rapid problem-solving capability desired; and providing the in-depth e-commerce solutions demanded by customers. (See "BUSINESS - The Company," "- Proposed Services," "- Competition," and "- Marketing.")

     7. No Customers. We have no arrangement, agreement or understanding for the provision of our proposed computer and Internet problem-solving, technical assistance and/or informational services to any customer for the reason that, among other things, our proposed Internet web site, with its proposed international database of computer, software, Internet and related information, is in the design and development stage. There can be no assurance that the capital available from this offering will enable us to complete our proposed web site and database to the satisfaction of prospective customers, thus enabling us to obtain the number and caliber of customers necessary to achieve profitable operations. Further, we are dependent upon the funds anticipated, without assurance, to be available from future equity and/or debt financing and/or profits from operations, if any, to retain the various expert consultants in each technological area needed to serve as the network providers of our proposed services. Purchasers of shares of Common Stock in this offering will have no opportunity to evaluate, or have a voice in the determination of, the selection of customers or fees charged for our proposed services. Management will make day-to-day business decisions and, thus, the funds of purchasers of shares of Common Stock will be wholly at risk of the determination of present management concerning their use. Investors must depend entirely upon the business judgment of management whose business plan is conceptual in nature as of the date hereof. (See "BUSINESS - The Company," "- Proposed Services," "- Competition," and "- Marketing.")

     8. Continued Management Control; Limited Management Participation. Mr. Gregory M. Walters, record owner of 2,800,000 shares of our issued and outstanding Common Stock, is the principal shareholder, a parent and a controlling person of the Company because of his positions and shareholdings. Even following the completion of this offering, Mr. Walters will own approximately 50.9% to approximately 60.9% of the Company's issued and outstanding shares of Common Stock. However, he is expected to devote only a limited portion of his time and effort to the Company. Mr. Walters has not entered into a written employment agreement with us and is not expected to do so in the foreseeable future. We have not obtained "key man" life insurance on any of our executive officers and directors. Notwithstanding the limited time commitment of management, loss of the services of any of these individuals, particularly Messrs. Walters and Donald R. Brady, could adversely affect development of our business of and the likelihood of continuing operations. (See "BUSINESS - Employees and Consultants," "MANAGEMENT - Executive Officers and Directors" and "- Conflicts of Interest" and "PRINCIPAL SHAREHOLDERS.")

     9. Conflicts of Interest. Because of existing and potential future associations of our executive officers and directors in various capacities with other companies involved in a range of business activities and because of the limited amount of time and effort that is expected to be devoted by said persons to our business, potential continuing conflicts of interest may be inherent in their acting as our executive officers and directors. In addition, all of our executive officers, directors and controlling shareholders are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with the Company. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers, directors and/or controlling shareholders are involved in the management of any company that transacts business with the Company. Existing and potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by management and control persons in other business entities and in transactions with the Company. Messrs. Walters and Brady and Ms. Walters, constituting our Board of Directors and management, have agreed, during any period in which they serve as our executive officers or directors, that they will not act as an officer or director of any other company, whether private or public, engaged in any aspect of our business of providing on-line computer and Internet consulting, technical support and informational services. (See "MANAGEMENT - Conflicts of Interest," "PRINCIPAL SHAREHOLDERS" and "CERTAIN TRANSACTIONS.")

Risk Factors Related to the Offering

     10. There Is No Public Market for Our Common Stock and the Price of the Common Stock Is Arbitrary. There is no public market for the Common Stock and there is no assurance that a public market will develop as a result of this offering or, if developed, that it will be sustained. Furthermore, if investors desire to sell their shares of Common Stock, they may encounter substantial difficulty in doing so because of the fact that, if a market in the Common Stock develops, the price thereof may fluctuate rapidly as a result of changing economic conditions as well as conditions in the securities markets. Because a public market may not develop for the Common Stock and because the market price of the shares can be expected to fluctuate if a public market develops, the market value could be greater or less than the public offering price of the shares of Common Stock. Many brokerage firms may not effect transactions in the securities and many lending institutions may not permit their use as collateral for loans. The Common Stock will be traded, if at all, in the "pink sheets" maintained by members of the National Association of Securities Dealers, Inc., and possibly on the electronic Bulletin Board. We will not satisfy the requirements either for being quoted on the National Association of Securities Dealers' Automated Quotations System ("NASDAQ") or for listing on any national securities exchange. Accordingly, until we qualify for NASDAQ or listing on an exchange, any trading market that may develop for the Common Stock is not expected to qualify as an "established trading market" as that term is defined in Securities and Exchange Commission regulations, and is expected to be substantially illiquid. We have arbitrarily established the offering price of the Common Stock and it should not be considered to bear any relationship to our assets, book value or net worth and should not be considered to be an indication of our value.

     11. Public Will Bear Risk of Loss. The capital required by us to continue operations and carry on our business is being sought principally from the proceeds of this offering. Therefore, public investors will bear most of the risk of our operations until such time as we attain a level of profitability capable of sustaining our operations, if ever.

     12. Proceeds of Offering May be Inadequate. The minimum and maximum net proceeds of this offering are $29,000 and $74,000, respectively, and, therefore, are sufficient to conduct only a limited amount of activity. Particularly if only the minimum number of shares of Common Stock being offered hereby is sold, our continued operation will be dependent on our ability to generate operating revenue or procure additional financing. There is no assurance that any such revenue will be generated or that any such additional financing can be obtained on terms favorable to the Company. (See "USE OF PROCEEDS" and "PROPOSED BUSINESS
- General Development of Business" and "- General Description of Business.")

     13. Present Shareholders May Sell Their Shares of Common Stock in the Future under Rule 144. All of the 3,800,000 shares of our Common Stock presently outstanding may be deemed to be "restricted securities," as defined by Rule 144 of the Securities Act of 1933, as amended ("Rule 144"). Under Rule 144, restricted securities that have been beneficially owned for at least one year may be sold in brokers' transactions or directly to market makers, subject to certain quantity and other limitations. Generally, a person may not sell under Rule 144, in any three-month period, an amount equal to the greater of the average weekly trading volume, if any, of the Common Stock during the four calendar weeks preceding the sale, or one per cent of the Company's outstanding Common Stock. Shares beneficially owned for two years by non-affiliates of the Company may be sold without regard to this quantity or other limitations. All 3,800,000 shares of the Common Stock will be eligible for sale pursuant to Rule 144 commencing in September 2000. The possibility of sales of substantial amounts of Common Stock could have a depressive effect upon the price of the shares of Common Stock acquired pursuant to this offering in any market that may develop. Such sales might also impede future financing by the Company. (See "PLAN OF OFFERING.")

     14. Arbitrary Offering Price. The offering price of the shares of Common Stock being offered hereby has been arbitrarily determined by our management. Accordingly, the offering price should not be considered an indication of the actual value of the Company. (See "DESCRIPTION OF SECURITIES.")

     15. Immediate Substantial Dilution. Mr. Gregory M. Walters, our President and Chairman of the Board of Directors, and four recipients of Common Stock, as a result of their recent conversion of Promissory Notes aggregating $50,000 in principal amount at a price of $.05 per share, are our five current shareholders of 3,800,000 shares of Common Stock outstanding as of the date hereof. Mr. Walters, beneficial owner of 2,800,000 shares of Common Stock, received the shares in consideration for the performance of services valued at $.001 per share (a total of $2,800), which is substantially less than the price of $.05 per share of Common Stock to be paid by the investors in this offering. Accordingly, an investor who acquires shares in this offering will incur an immediate substantial dilution from the offering price of approximately $.04 (80%) per share acquired. (See "DILUTION," "CERTAIN TRANSACTIONS" and "PLAN OF OFFERING.")

     16. No Dividends. While payment of dividends on shares of Common Stock received in this offering rests with the discretion of the Board of Directors, there can be no assurance that dividends can or will ever be paid. Payment of dividends is contingent upon, among other things, future earnings, if any, and our financial condition, capital requirements, general business conditions and other factors that cannot now be predicted. It is highly unlikely that we will pay dividends on the Common Stock in the foreseeable future. (See "DESCRIPTION OF SECURITIES - Description of Common Stock - Dividend Policy.")

     17. No Commitment to Purchase Shares. We are offering the shares of Common Stock on a $40,000 minimum - $85,000 maximum basis, and no commitment exists by anyone to purchase all or any part of the shares of Common Stock being offered hereby. Therefore, there can be no assurance that the offering will be totally subscribed for at least the minimum 800,000 shares of Common Stock being offered. If we have not received subscriptions for 800,000 shares of Common Stock prior to the expiration of the term of the offering, we will promptly refund all funds received, without interest, to the subscribers. During the ninety-day offering period (and a ninety-day extension, if any), subscribers will not have the opportunity to have their funds returned. To the extent that only the minimum amount of funds is received, we may not be able to fully implement our business plan and our prospects for success may be jeopardized. As a result, the Common Stock purchased by an investor herein may be deprived of any value. (See "PLAN OF OFFERING.")

     18. No Cumulative Voting. The election of directors and other questions will be decided by majority vote. Since cumulative voting is not permitted and a majority of our outstanding shares constitutes a quorum, the investors who purchase the shares of Common Stock offered hereby may not have the power to elect even a single director and, as a practical matter, the current management will continue to effectively control the Company. (See "MANAGEMENT," "PRINCIPAL SHAREHOLDERS" and "DESCRIPTION OF SECURITIES - Description of Common Stock.")

     19. Control by Present Shareholders. Upon completion of this offering and assuming the sale of all 1,700,000 shares of Common Stock, our present shareholders will own approximately 69.1% (approximately 82.6% if we sell the minimum number of shares) of our outstanding Common Stock and will, by virtue of their percentage share ownership and the lack of cumulative voting, be able to elect the entire Board of Directors, establish the Company's policies and generally direct our affairs. Accordingly, persons investing in this offering will bear most of the financial risk without having any significant voice in

Company management, and cannot be assured of ever having representation on the Board of Directors. (See "PRINCIPAL SHAREHOLDERS" and "PLAN OF OFFERING.")

     20. Potential Anti-Takeover and other Effects of Issuance of Preferred Stock Rights May Be Detrimental to Common Shareholders. We are authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock"); none of which shares have been issued. The issuance of Preferred Stock does not require approval by the shareholders of our Common Stock. The Board of Directors, in its sole discretion, has the power to issue shares of Preferred Stock in one or more series and establish the dividend rates and preferences, liquidation preferences, voting rights, redemption and conversion terms and conditions and any other relative rights and preferences with respect to any series of Preferred Stock. Holders of Preferred Stock may have the right to receive dividends, certain preferences in liquidation and conversion and other rights; any of which rights and preferences may operate to the detriment of the shareholders of our Common Stock. Further, the issuance of any shares of Preferred Stock having rights superior to those of the Common Stock may result in a decrease in the value or market price of the Common Stock, provided a market exists, and, additionally, could be used by the Board of Directors as an anti-takeover measure or device to prevent a change in control of the Company. ("DESCRIPTION OF SECURITIES - Description of Common Stock - Dividend Policy.")

     21. No Secondary Trading Exemption. Secondary trading in the Common Stock will not be possible in each state until the shares of Common Stock are qualified for sale under the applicable securities laws of that state or we verify that an exemption, such as listing in certain recognized securities manuals, is available for secondary trading in that state. There can be no assurance that we will be successful in registering or qualifying the Common Stock for secondary trading, or availing ourselves of an exemption for secondary trading in the Common Stock, in any state. If we fail to register or qualify, or obtain or verify an exemption for the secondary trading of, the Common Stock in any particular state, the shares of Common Stock could not be offered or sold to, or purchased by, a resident of that state. In the event that a significant number of states refuse to permit secondary trading in our Common Stock, a public market for the Common Stock will fail to develop and the shares could be deprived of any value.

     22. Possible Adverse Effect of Penny Stock Regulations on Liquidity of Common Stock in Secondary Market. If a secondary trading market develops in our shares of Common Stock, of which there can be no assurance, the Common Stock is expected to come within the meaning of the term "penny stock" under 17 CFR 240.3a51-1 because such shares are issued by a small company; are low-priced (under five dollars); and are not traded on NASDAQ or on a national stock exchange. The Securities and Exchange Commission has established risk disclosure requirements for broker-dealers participating in penny stock transactions as a part of a system of disclosure and regulatory oversight for the operation of the penny stock market. Rule 15g-9 under the Securities Exchange Act of 1934, as amended, obligates a broker-dealer to satisfy special sales practice requirements, including a requirement that it make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction. Further, the Securities Enforcement Remedies and Penny Stock Reform Act of 1990 requires a broker-dealer, prior to a transaction in a penny stock, to deliver a standardized risk disclosure instrument that provides information about penny stocks and the risks in the penny stock market. Additionally, the customer must be provided by the broker-dealer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and the salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. For so long as our Common Stock is considered penny stock, the penny stock regulations can be expected to have an adverse effect on the liquidity of the Common Stock in the secondary market, if any, which develops.

     23. New Rules for OTCBB-Eligible Securities May Have a Possible Adverse Effect on the Company. Effective January 4, 1998, the National Association of Securities Dealers, Inc. (the "NASD"), enacted new OTC Bulletin Board Rules (the "Rules") regarding the eligibility of a security to be quoted by members of the NASD in the OTC Bulletin Board Service (the "Service"), an electronic quotation medium for subscribing members to reflect market making interest in OTCBB-eligible securities. The new Rules require, generally, that the issuer of the securities be required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, subject to a thirty calendar day grace period, be current in its reporting obligations. Accordingly, broker-dealers that are members of the NASD and their associated persons are prohibited from entering, updating or displaying quotations in the Service for, i.e., making a market in, securities that are not OTCB eligible. We will be required to file a Registration Statement on Form 8-A under Section 12(g) of the Exchange Act in order to become a "reporting company" and, therefore, qualify for OTCBB-eligibility. There can be no assurance that we will become a reporting company or, even if we achieve such status, that we would be capable of remaining current in our reporting obligations under the 1934 Act.


                                    DILUTION

     The following table, which assumes the completion of this offering by the sale of a minimum of 800,000, to a maximum of 1,700,000, shares of Common Stock for proceeds of a minimum of $40,000 to a maximum of $85,000, illustrates the per share dilution and the percentage of ownership in the Company to be held by our present shareholders and by the investors in this offering.

     Per share amounts shown in the table as of June 30, 2000, give effect to the issuance by the Company prior to this offering on August 2, 2000, of an additional 1,000,000 shares of Common Stock upon the conversion of four Promissory Notes in the aggregate principal amount of $50,000, dated December 1999 through July 2000, due on various maturity dates from March 2000 to April 2001, at interest rates of six or eight per cent per annum. The table takes into account the estimated unpaid expenses of the offering in the amount of $11,000.

                                                                           Minimum      Maximum
Per Share Dilution                                                         -------      -------
------------------

Offering price per share..........................................           $.05         $.05

Average cost per share to present shareholders at June 30, 2000...           $.01         $.01

Net tangible book value per share as of June 30, 2000 (1).........           $ *          $.01

Pro forma net tangible book value per share after offering........           $.01         $.01

Per share dilution from offering  price  absorbed  by  investors
 in this offering (2).............................................           $.04         $.04

Gain to present  shareholders in net tangible book value per share
 attributable to cash payments by investors in this offering......           $ --         $ --

                                       11



Comparative Amounts Paid For Shares
-----------------------------------

Offering price per share..........................................           $.05         $.05

Average cost per share to present shareholders....................           $.01         $.01

Differential......................................................           $.04         $.04

Comparative Share Ownership
---------------------------

Per cent of equity  purchased  by  investors  in this  offering
  for $40,000 (minimum) and $85,000 (maximum)......................          17.4%        30.9%

Per cent of equity purchased by present  shareholders  for  $50,000
  in cash and services valued at $2,800............................         82.6%        69.1%

---------------------------

         *Less than $.01.

     (1) "Net tangible book value per share" is equivalent to the total assets of the Company, less its total liabilities and intangible assets, divided by the number of shares of its Common Stock currently issued and outstanding.

     (2) "Dilution" is the difference between the public offering price and the net tangible book value of the shares of the Company's Common Stock immediately after the offering and is the result of the lower book value of the shares of Common Stock outstanding prior to the offering, the public offering price and the unpaid expenses payable in connection with the offering. Dilution will be increased by the amount of the Company's operating losses for the period from June 30, 2000, to the closing date of the offering being made hereby.


                                 USE OF PROCEEDS

     We estimate that the net proceeds available to us upon completion of this offering will be $29,000, in the event of the minimum offering, and $74,000, in the event of the maximum offering, after deducting the estimated unpaid expenses of the offering in the amount of $11,000. We expect to apply and allocate the net proceeds of the offering during the following year in substantially the manner set forth below. You should note that the amounts set forth in the table are merely management estimates of costs, expenses and other factors and there is no assurance that the net proceeds of the offering will be so allocated.

  Application of Net Proceeds           Minimum   Per Cent   Maximum   Per Cent
-------------------------------         -------   --------   -------   --------

Development of web site (1)             $15,000    51.73%    $40,000    54.06%

Purchase of equipment (1)                 5,000    17.24%     10,000    13.51%

Professional fees                         5,000    17.24%     10,000    13.51%

Stock transfer fees                       2,500     8.62%      2,500     3.38%

Marketing (2)                             1,500     5.17%      6,500     8.78%

Working capital                            -0-      0.00%      5,000     6.76%
                                        -------   -------    -------   -------
TOTAL NET PROCEEDS                      $29,000   100.00%    $74,000   100.00%

------------------

         (1)  See "PROPOSED BUSINESS OF THE COMPANY - Proposed Services."

         (2)  See "PROPOSED BUSINESS OF THE COMPANY - Marketing."

     There is no commitment by any person to purchase any or all of the shares of Common Stock offered hereby and, therefore, there can be no assurance that the offering will be totally subscribed for the sale of at least the minimum 800,000 shares of Common Stock being offered.

     Management is of the opinion that the proceeds from the offering will satisfy our cash requirements for at least the next year and that it will not be necessary, during that period, to raise additional funds to meet the expenditures required for operating our business. However, the proceeds of this offering that will be available to us for operating expenses are limited. Because of this and our inability to specifically define our business plan at this time, management is incapable of predicting with any degree of specificity the nature or the amount of operating expenses that we will incur in the one-year period following the closing of this offering. The offering proceeds are expected to be inadequate to fully implement our proposed business plan and it is anticipated that our continued operation after the expiration of one year will be dependent upon our ability to obtain additional debt and/or equity financing, the availability of which cannot be assured. Since inception, our operations have been funded, principally, by convertible loans, the aggregate $50,000 principal amount of which has been converted into shares of the Company's Common Stock as of the date hereof. As of this date, we have no customers for our proposed computer and Internet consulting, technical assistance and support and informational services and there is no assurance that we will be successful in obtaining customers in the future. (See "RISK FACTORS" and "PROPOSED BUSINESS OF THE COMPANY - The Company" and "- Proposed Services.")

     Pending expenditure of the proceeds of the offering substantially in the manner described above, we will make temporary investments in interest-bearing savings accounts, certificates of deposit, United States government obligations and/or money market instruments. We intend to take appropriate measures to insure that we do not inadvertently become an investment company subject to the requirements of the Investment Company Act of 1940. Accordingly, the investments that we will be capable of making using the proceeds of this offering will be limited in nature and with respect to the term of the investment.


                                PROPOSED BUSINESS

The Company

     Wedge Net Experts, Inc. (the "Company"), is a development-stage corporation that was organized under the laws of the State of California on September 21, 1999. We propose to provide computer and Internet consulting and technical assistance and support services and information concerning computer- and Internet-related matters from a web site on the Internet to be developed with approximately 55% of the anticipated proceeds from this offering. The balance of the anticipated net offering proceeds has been allocated, depending upon the realization of the minimum or the maximum offering, for equipment purchases, professional and stock transfer fees, marketing and/or working capital. Because our activities to date have been, primarily, organizational and fund raising in nature and our proposed web site is in the design and development stage, we have no customers for our proposed services as of the date hereof. Further, our business plan is in the conceptual stage and involves an unproven business concept; i.e., we propose to employ expert consultants and amass an international database of information to enable persons, for a reasonable fee, to access our proposed web site and obtain needed assistance and information in order to solve difficulties and answer questions relating to computers, software, the Internet and related matters.

     During the period from December 1999 through July 2000, we received net proceeds in the amount of $50,000 from loans from four persons that were subsequently converted into an aggregate of 1,000,000 shares of Common Stock at the price of $.05 per share. For exemptions from registration in connection with the sales of the securities, we relied upon Section 4(2) of the Securities Act of 1933, as amended, for transactions by an issuer not involving a public securities offering and Section 25102(f) of the California Corporations Code and
Section 517.061(11)(a) of the Florida Securities and Investor Protection Act, as amended.

Proposed Services

     We propose to provide computer and Internet consulting and technical support services and access to an international "knowledge bank," or database, of computer, software, Internet and related information via our proposed web site on the Internet. We propose that customers who visit our site be able to access, among other things, (i) on-line technical support and assistance; (ii) hardware and software product reference and use guides; (iii) repair information in question and answer format; and (iv) "short response and in-depth response informational data mining" or "FAQ's." The proposed service described in item
(iv) would enable the customer to engage in a dialog on the Internet with one or more of our proposed expert consultants. Ideally, users who access our proposed Internet site would obtain on-line, real-time responses that may include demonstrations and tutorials, rapid problem elimination and real-time, in-depth solutions to problems and questions relating to, among other things, computer software and hardware malfunction, computer network configuration and operation, Internet connectivity and e-commerce (the conduct of business via the Internet).

     Because our web site, including the configuration of the software, is in the initial development stage, we have no customers for our proposed services as of the date hereof. We have allocated $15,000 and $40,000 (approximately 55%) of the minimum and the maximum proceeds, respectively, anticipated, without assurance, to be received from this offering for the completion of the design and development of our proposed Internet site. Our customers are expected to include, primarily, businesses, governments, educational institutions and those engaged in leading-edge product development. We will charge each customer an as yet undetermined fee for access to our proposed on-line, "knowledge bank"/information database, which is not yet complete, and provider network of expert consultants, who have not yet been selected or employed.

     Management envisions that, because world commerce, industry and education are expected to be increasingly computer-and Internet-driven in the future, demand will inevitably increase for the problem-solving, technical assistance and informational services that we propose to offer on-line via our proposed web site on the Internet. We believe that our proposed on-line services would serve as alternatives to textbooks, service manuals, product and user guides, reference works and certification guides that, historically, have been the principal sources of information and assistance for owners of personal computers seeking to load and/or use computer software and other products. We believe that our customers would benefit from obtaining desired information and/or assistance from us on-line and in real-time by saving the time required in locating the proper manuals, guides or other reference materials and reading lengthy inapplicable or otherwise undesirable text. Further, a customer's use of our proposed services might obviate the need to obtain formal technical training in a classroom setting on the usage of various products, and the continuously updated versions of those products, available on the market from time-to-time.

     We intend to retain experts, including professors at universities and colleges, authors and others, involved in cutting-edge technologies in each of the computer, software, Internet and related fields to serve as the network of providers performing consulting services for us. As of the date hereof, we have not yet approached or selected any individual(s) to serve in this capacity. Further, while we have not yet begun to determine the amount of compensation necessary to be paid in order to attract individuals of high caliber, we anticipate that it will be sizable in many instances. We have allocated no funds, out of the proceeds anticipated, without assurance, to be received from this offering, for consulting fees or other compensation for these proposed consultants. Accordingly, we expect that we will be unable to retain the services of even one such consultant until we realize profits, if ever, from our proposed operations or raise capital from equity and/or debt financing in addition to that anticipated from this offering. Further, if we are successful in retaining any such consultant(s) in the future, we will be required to compensate them at a competitive level in order to assure their continued association with us. We anticipate, although we are not certain, that the necessary compensation arrangements would include an hourly fee that would be passed on to the consumer, in combination with incentive compensation of some type. We expect to benefit from the anticipated retention of experts as consultants who would work from their own homes or businesses and not be employed as employees requiring office space, salary, insurance and other benefits. While we plan, in the future, to retain a number of high profile consultants associated with published works who are expected to be critical to our achievement of long-term success, we will not have the capability to do so until we obtain significant capital in excess of that anticipated to be realized from this offering and/or achieve significant profits from operations.

     We have allocated $5,000 and $10,000 of the minimum, and the maximum, net proceeds, respectively, anticipated to be realized form this offering for the purchase of equipment. In order to provide all of the proposed services in accordance with our business plan, we require software, including server/client, front-end web software, web and telephone activity and billing products, data entry tools, security and firewall tools, page presentation products, mirroring, back-up and recovery tools, data distribution utilities for graphics, sound and animated delivery and full relational database (including deep mining protocols). Hardware that we require includes telephone-bank/web-connect entry and exit products, a reserve power back-up ("UPS") system, a front-end server for expert and client interaction and a large central server system with mass storage for data. Further, we would need redundancy for software and hardware with 24-hour, seven-day access.

Marketing

     While the market for our services is potentially as vast as the combined number of owners of computers and users of the Internet, our customers are expected to be, primarily, businesses, governments, educational institutions and those engaged in cutting-edge product development. It is estimated by Jupiter Communications that the Internet is growing at a rate of 20% to 30% per month and that it has over 200 million users worldwide. Of this estimated number of users, 8.6 million and an additional 8.4 million are "business" and "corporate" users, respectively, between the ages of 25 and 45. Jupiter Communications projects that there will be 21.9 million and 16.6 million business and corporate users by the year 2002. According to International Data corporation, Internet usage is expected to increase to 320 million users by 2002; which projections are more conservative than many other estimates.

     Internet consumer and business-to-business transactions have also experienced dynamic growth rates in recent years. International Data Corporation indicates that e-commerce reached $32 billion in 1998 and is expected to exceed $426 billion by the year 2002. More specifically, a research study conducted by Jupiter Communications of 600 business and corporate users of the Internet and their e-commerce habits concluded that 37% and 66% of business and corporate users, respectively, have purchased or located services on-line. This information reinforces our belief that an immediate need exists for on-line computer and Internet consulting, technical assistance and information services. We believe that the more accurate measure of our market is Jupiter Communications' projection of $8.2 billion in e-commerce transactions for the year 2002, $100 million of which transactions are expected to be attributable to business and corporate users.

     Our operating strategy will be to provide superior, innovative consulting services, technical assistance and e-commerce solutions to customers on demand, in real-time and at a reasonable cost. We believe that our business concept has the advantage of providing for a centralized, international database of computer, software, Internet and related information and expert consultants available to interpret and assist customers to utilize the information to solve or answer their computer network configuration and operation, Internet connectivity, e-commerce and other computer, software and Internet-related difficulties and questions. Further, our proposed web site is expected to be more attractive in comparison to printed materials in that enhancements can be made to the graphics and sound, animation, demonstrations, video and assembly graphics tools can be employed in place of the single frame pictures available in printed form.

     The fact that a corporation or other entity is affiliated with us or an equity interest in the company is owned by one or more of our executive officers, directors and/or controlling shareholders, will not disqualify such company from consideration as a potential customer. In order to minimize conflicts of interest, we have adopted in our minutes a policy that any contracts or other transactions with entities of which our officers, directors and/or controlling shareholders are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable, but that no such transactions by the Company shall be affected or invalidated solely because of such relationship or interest of directors or officers. Nevertheless, in an instance where a disinterested majority of the members of the Board of Directors is unavailable to approve a transaction with an affiliated or related party, the Company, pursuant to action of the Board of Directors, requires that the transaction be deemed to be fair and reasonable in order to be a valid, enforceable obligation. (See "RISK FACTORS," "MANAGEMENT - Conflicts of Interest," "PRINCIPAL SHAREHOLDERS" and "CERTAIN TRANSACTIONS.")

Competition

     Our competition consists of a myriad of companies currently engaged in the business(es) of providing computer and/or Internet consulting services; providing Internet-based and/or telephone-in technical assistance and support; and/or conducting technical training in a classroom setting or otherwise on the usage of new computer and software products and new versions thereof; and, in addition, publishers of computer, software and/or Internet-related textbooks, service manuals, product and user guides, reference works and certification guides. All of these companies seek to meet the need for information, training and/or assistance as a result of the burgeoning complexities and difficulties created by the increasing dependence of corporations, businesses and consumers on computers and the Internet. Many of the companies and other organizations with which we will be in competition are established and have far greater financial resources, substantially greater experience and larger staffs than we do. Additionally, many of such organizations have proven operating histories, which we lack. We expect to face strong competition from both such well-established companies and small independent companies like ourselves. To the extent that we become dependent on one or a few clients, the termination of these relationships could adversely affect our ability to continue as a viable enterprise. In addition, our proposed business may be subject to decline because of generally increasing costs and expenses of doing business, thus further increasing anticipated competition. It is anticipated that there may be significant technological advances in the future and we may not have adequate creative management and resources to enable us to take advantage of such advances. The effects of any such technological advances on us, therefore, cannot be presently determined. We believe, to the extent that we have funds available, that we will be capable of competing effectively with our competitors. However, because of our minimal capital, even after the successful completion of this offering, we expect to be at a competitive disadvantage in our endeavor to develop a web site sufficiently attractive to potential customers; amass the quantity of computer, software, Internet and related information necessary to fulfill customers' informational demands; retain the number and caliber of consultants required to achieve the rapid problem-solving capability desired; and provide the in-depth e-commerce solutions demanded by customers. Further, we cannot assume that we will be successful in achieving profitable operations through our proposed business of providing computer and Internet consulting, technical assistance and support and informational services via the Internet. (See "RISK FACTORS.")

Employees and Consultants

     Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, our executive officers and directors, have served as part-time employees of the Company since its inception. Except for the sum of $1,500 paid to Ms. Dana E. Walters, our Secretary/Treasurer and a director of the Company, through the date hereof for administrative services, no cash compensation has been awarded to, earned by or paid to any individual for all services rendered in all capacities to the Company since its organization on September 21, 1999. However, on September 22, 1999, we issued Mr. Walters, our President and Chairman of the Board of Directors, 2,800,000 shares of Common Stock in consideration for services performed by him in connection with the organization of the Company valued at $2,800 ($.001 per share). No portion of the proceeds of this offering has been allocated for executive compensation. Except for Ms. Walters, who is expected to receive an additional $1,000 in cash for administrative services to be performed on behalf of the Company from the proceeds of loans aggregating $50,000 that were subsequently converted to Common Stock, none of our executive officers and directors is expected to receive any cash compensation for the foreseeable future. We anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Messrs. Walters and Brady and Ms. Walters and any other executive officers and/or directors of the Company will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as our executive officers and may receive fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to unaffiliated persons who perform services for us, although we have no present plans to do so and no such fees have been paid as of the date hereof. (See "MANAGEMENT - Executive Compensation" and "CERTAIN TRANSACTIONS.")

Facilities

     The Company maintains its offices rent-free at the residence of Mr. Gregory
M. Walters, the President, the Chief Executive Officer and the Chairman of the Board of Directors of the Company, located at 1706 Winding Ridge Road, Knoxville, Tennessee 37922. We anticipate the continued utilization of these offices on a rent-free basis until such time as we are able to locate facilities adequate to support low-cost access to a T-1 line. This office arrangement, which is expected to be adequate to meet our needs for the foreseeable future, has been valued at $200 per month and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital. The Company's telephone and facsimile number is (865) 694-6468.

Legal Proceedings

     We know of no legal proceedings to which the Company is a party or to which any of the property of the Company is the subject, which are pending, threatened or contemplated or any unsatisfied judgments against the Company.


                                PLAN OF OPERATION

Plan of Operation

     We propose to operate an interactive web site located on the Internet via which we propose to offer computer and Internet consulting, technical assistance and support and informational services. The Company is in the development stage and, to date, management has devoted substantially all of its time and effort to organizational and financing matters and the initial design and development of our proposed web site. Through the date hereof, we have not yet generated service revenue and we have realized a net loss from operations. For the six months ended June 30, 2000, and the period from inception (September 21, 1999) through December 31, 1999, we had no revenue and a net loss of $(3,976) and $(3,593), respectively, or less than $(.01) per share. Operating expenses for the six months ended June 30, 2000, included software development costs ($1,500), rent ($1,200), contract labor ($500), depreciation ($84) and other ($475). For the period from inception through December 31, 1999, operating expenses included stock-based compensation ($2,800), rent ($600) and other ($185).

     The success of our proposed web site is dependent upon our ability to amass a sizable amount of computer, software, Internet and related information and attract and retain qualified expert consultants to provide accurate, real-time responses to customers' questions, rapid problem elimination and real-time, in-depth solutions to problems relating to, among other things, computer software and hardware malfunction, computer network configuration and operation, Internet connectivity and e-commerce. There can be no assurance that we will achieve commercial acceptance for any of our proposed services in the future; that future service revenue will materialize or be significant; that any sales will be profitable; or that we will have sufficient funds available for further research and development of our proposed services. The likelihood of our success will also depend upon our ability to raise additional capital from equity and/or debt financing to overcome the problems and risks described herein; to absorb the expenses and delays frequently encountered in the operation of a new business; and to succeed in the competitive environment in which we will operate. Although management intends to explore all available alternatives for equity and/or debt financing, including, but not limited to, private and public securities offerings, there can be no assurance that we will be able to generate additional capital. Our continuation as a going concern is dependent on our ability to generate sufficient cash flow to meet our obligations on a timely basis and ultimately to achieve profitability.

Financial Condition, Capital Resources and Liquidity

     As of June 30, 2000, and December 31, 1999, we had total assets of $5,856 and $4,915, respectively, which included total current assets (cash) of $2,928 and $4,915, respectively, and equipment (less accumulated depreciation) of $2,928 and $-0-, respectively.

     We had total current liabilities of $16,725 and $5,008 and a working capital deficit of $(13,797) and $(93) as of June 30, 2000, and December 31, 1999, respectively. The Company has experienced working capital shortages from time-to-time and management expects such working capital shortages to continue for the foreseeable future. As of June 30, 2000, and December 31, 1999, the Company's total shareholders' deficit was $(10,869), and $(93), respectively, including deficits accumulated during the development stage of $(7,569) and

$(3,593), respectively. While our independent auditors have presented the Company's financial statements on the basis that it is a going concern, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business over a reasonable length of time, they have noted that the Company has a limited operating history during which it has suffered operating losses, limited operating capital with which to finance its development, a deficit in working capital and an unproven business concept that will require additional resources to perfect. These factors raise substantial doubt about our ability to continue as a going concern. Our future success will be dependent upon our ability to provide effective and competitive computer and Internet consulting, technical assistance and informational services; the continued acceptance of the Internet for the sale of goods and services and the Company's ability to develop and provide new services that meet customers' changing requirements. Should the Company's efforts to raise additional capital through equity and/or debt financing fail, management and other related parties are expected to provide the necessary working capital so as to permit the Company to continue as a going concern.


                                   MANAGEMENT

Executive Officers and Directors

         Our executive officers and directors are as follows:

       Name                  Age                          Title
------------------          ----            -----------------------------------

Gregory M. Walters*          53             President and Chairman of the Board
                                            of Directors

Donald R. Brady*             57             Vice President and Director

Dana E. Walters              40             Secretary, Treasurer and Director

------------------

     *The above-named persons may be deemed to be our "parents" and "promoters," as those terms are defined in the General Rules and Regulations under the Securities Act of 1933, as amended.

     Our directors are elected to hold office until the next annual meeting of shareholders and until their respective successors have been elected and qualified. Our executive officers are elected by the Board of Directors and hold office until resignation or removal by the Board of Directors. Set forth below under "Business Experience" is a description of the business experience of our executive officers and directors. Except as otherwise indicated below, all organizations with which each executive officer and director is or has been previously employed, affiliated or otherwise associated, are not affiliated with us.

Family Relationships

     Mr. Gregory M. Walters, our President, Chief Executive Officer and Chairman of the Board of Directors, is the brother-in-law of Ms. Dana E. Walters, the Secretary, the Treasurer and a director of the Company.

Business Experience

     Gregory M. Walters has served as the President and the Chairman of the Board of Directors of the Company since its inception on September 21, 1999. Since March 1986, he has been employed in the middle management position of program coordinator/department chair by Pellissippi State Technological College, Knoxville, Tennessee, which is rated in the top one per cent of technical colleges. Mr. Walters has also been self-employed, since 1980, as a consultant in new software product development to businesses, industries and educators.

     From 1984 through March 1986, he was employed as an editor by South-Western Publishing Co., a division of Scotts Forseman Co., which publishes computer-related textbooks, software and similar materials for high school, college and other educational institutional markets. From October 1976 through July 1984, Mr. Walters served as a computer science instructor for Romeo Schools, a microcomputer-based educational center located in Romeo, Michigan, which serves five school districts. In that position, he taught computer-related courses in applied programming, systems operations, data processing, vocational computer science education and data entry. During that period, Mr. Walters also served on the engineering/computer science staff of Oakland University, Pontiac, Michigan; taught college level courses at Oakland College; and served as an industrial programming concepts instructor at Ford Community College, Romeo, Michigan.

     For a period of approximately five years, from August 1979 through August 1984, Mr. Walters was the sole proprietor of MaxSoft, a company engaged in the development and distribution of software in Ann Arbor, Michigan. For a period of approximately six years, from July 1978 through January 1984, he was a partner in Logics One, a partnership engaged in consulting in the computer industry for educators from four states and Canada. Mr. Walters has lectured to a number of local, state and national educational workshops on computer and robot usage, the future of computers and computer and office trends analysis. He is the author of a number of commercial and data processing programs in national distribution. Mr. Walters has received national awards for his work, including "Nationally Recognized Technology Educator" and "Excellence in Teaching" (including "NISOD" and "N.I.L.L.I.E." awards). He received a Bachelor of Science degree in industrial electronics from Northern Michigan University, Marquette, Michigan, in 1975 and a Master of Education degree in computer-based education from Wayne State University, Detroit, Michigan, in 1981.

     Donald R. Brady has served as the Vice President and a director of the Company since its organization on September 21, 1999. He is a nationally recognized leader in the conception, design and deployment of intelligent transportation border crossing systems and innovative trade data and commercial vehicle information systems. Since July 1995, Mr. Brady has been employed by Transborder Systems, Inc., a privately-held Harrisburg, Pennsylvania, company engaged in the design, development and implementation of border crossing systems. He has served, since October 1998, as a member of the board of directors of the California Alliance for Advanced Transportation Systems ("CAATS").

     Since 1995, Mr. Brady has been employed in various positions by TransCore, a privately-held SAIC company located in San Diego, California. While employed by TransCore, he designed and deployed the first automated, dedicated commuter lane at the United States/Mexico border; conceptualized, designed and deployed automated international crossings for commercial vehicles and private automobiles at the Buffalo Peace and Detroit Ambassador Bridges; designed and directed the development of the United States Treasury International Trade Data System ("ITDS") and the North American Trade Automation Prototype ("NATAP") to support inter-agency pre-clearance in North America of truck and rail shipments; and initiated a program designed to augment security and improve efficiency at the Port of Los Angeles. During this period, he also managed the Northwest International Trade Corridor system and the North American Pre-Clearance and Safety Systems ("NORPASS").

     He was employed by Scientific Atlanta Signal Processing Systems ("Scientific Atlanta"), a publicly-held, Atlanta, Georgia, company, as an engineering and transportation manager from 1992 through 1995. During his tenure at Scientific Atlanta, Mr. Brady developed the company's Transportation Business Unit and implemented various programs, including electronic border pre-clearance for trucks and cargo, advanced traveler information systems, data collection programs for crash avoidance research and the IBEX program designed for the transportation of trucks and cargo across the Mexican border at Otay Mesa. He also conceived and implemented the Cross Border International Transportation Early Development Study that was incorporated in the I-15 Corridor Strategic Plan.

     Mr. Brady, from 1988 through 1992, was employed as a staff engineer by the Unisys Corporation, a privately-held company located in Minneapolis, Minnesota; in which position he was responsible for the development of multi-source data fusion systems and the design and development of anti-submarine warfare command and control systems. From 1968 through 1988, he was an intelligence specialist in the United States Navy. Mr. Brady received a Bachelors of Arts degree in history from Oregon State University, Corvallis, Oregon, in 1968 and a Masters degree in management from Salva Regina University, Newport, Rhode Island, in 1989.

     Dana E. Walters has served, since the inception of the Company on September 21, 1999, as its Secretary/Treasurer and a director. She has been employed, since January 1988, as a real estate associate by Douglas, Wilson & Company, San Diego, California, commercial real estate brokers that have been appointed by a California bankruptcy court to liquidate a real estate portfolio of 92 properties located in 27 states. Ms. Walters' responsibilities in this position are primarily administrative, including monitoring all co-listing brokers and properties. From August 1987 through April 1980, she was employed by Grubb & Ellis Realty, San Diego, California, as an executive assistant whose responsibilities included designing brochures, updating the multiple listing service, conducting comparative market analyses, hosting open houses and negotiating and consummating residential real estate sales. Ms. Walters was employed, from 1986 through 1987, as a stock broker/registered representative by National Securities Network, Inc., a Denver, Colorado-based securities broker-dealer that ceased operations in 1987. From 1984 to 1986, she was employed as a coordinator by Eastridge Temporary Service, San Diego, California, in which position she had responsibility for interviewing and placing over 200 receptionists. Ms. Walters received a Bachelor of Arts degree in business administration from San Diego State University, San Diego, California, in 1983.

Executive Compensation

     Messrs. Gregory M. Walters and Donald R. Brady and Ms. Dana E. Walters, our executive officers and directors, have served as part-time employees of the Company since its inception. Except for the sum of $1,500 paid to Ms. Dana E. Walters, our Secretary/Treasurer and a director of the Company, through the date hereof, for administrative services, no cash compensation has been awarded to, earned by or paid to any individual for all services rendered in all capacities to the Company since its organization on September 21, 1999. However, on September 22, 1999, we issued Mr. Walters, our President and Chairman of the Board of Directors, 2,800,000 shares of Common Stock in consideration for services performed by him in connection with the organization of the Company valued at $2,800 ($.001 per share). No portion of the proceeds of this offering has been allocated for executive compensation. Except for Ms. Walters, who is expect to receive an additional $1,000 in cash for administrative services to be performed on behalf of the Company from the proceeds of loans aggregating $50,000 that were subsequently converted to Common Stock, none of our executive officers and directors is expected to receive any cash compensation for the foreseeable future. However, we anticipate that, at such time, if ever, as our financial position permits, assuming that we are successful in raising additional funds through equity and/or debt financing and/or generating a sufficient level of revenue from operations, Messrs. Walters and Brady and Ms. Walters and any other executive officers and/or directors of the Company will receive reasonable salaries and other appropriate compensation, such as bonuses, coverage under medical and/or life insurance benefits plans and participation in stock option and/or other profit sharing or pension plans, for services as executive officers of the Company and may receive fees for their attendance at meetings of the Board of Directors. Further, we may pay consulting fees to unaffiliated persons who perform services for us, although we have no present plans to do so and no such fees have been paid as of the date hereof. (See "CERTAIN TRANSACTIONS.")

     None of our executive officers or directors holds any option to purchase any securities of the Company. In the future, we may offer stock options to employees, if any, non-employee members of the Board of Directors and consultants; however, we have not proposed or adopted any stock option plan; and no such options have been granted as of the date hereof. We have no retirement, pension, profit sharing, insurance, medical reimbursement or any other executive incentive or other programs or benefits covering our executive officers and/or directors, and we do not contemplate implementing any such plans at this time. Further, we do not presently remunerate our directors for their attendance at meetings of the Board of Directors.

     Under California law and pursuant to our Articles of Incorporation, we may indemnify our officers and directors for various expenses and damages resulting from their acting in such capacity. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "1933 Act"), may be permitted to officers or directors of the Company pursuant to those provisions, we have been informed by our counsel that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable.

Compensation of Directors

     Our directors receive no compensation pursuant to any standard arrangement for their services as directors.

Employment Agreements

     We have no employment agreements with Mr. Gregory M. Walters, Mr. Donald R. Brady or Ms. Dana E. Walters, our officers and directors. We may enter into employment agreements with the foregoing and/or future executive officers of the Company after the completion of this offering.

Indemnification

     Our Articles of Incorporation incorporate the provisions of the California Corporations Code providing for the indemnification of officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith and in the best interests of the Company. With respect to matters as to which our officers and directors and others are determined to be liable for misconduct or negligence, including gross negligence, in the performance of their duties to us, California law provides for indemnification only to the extent that the court in which the action or suit is brought determines that such person is fairly and reasonably entitled to indemnification for such expenses that the court deems proper.

     Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to officers, directors or persons controlling the Company pursuant to the foregoing, we have been informed that, in the opinion of the United States Securities and Exchange Commission, such indemnification is against public policy as expressed in the 1933 Act, and is therefore unenforceable.

Conflicts of Interest

     Our executive officers and directors are presently employed by or otherwise associated with other companies involved in a range of business activities. Because of these and potential future associations, and because of the limited amount of time that all of our executive officers and directors are expected to devote to the Company, there are existing and potential continuing conflicts of interest in their acting as our executive officers and directors. Because management will devote only a limited amount of time and effort to the business and affairs of the Company, conflicts of interest are likely to arise because of the simultaneous involvement of those persons in other business ventures. In addition, all of our executive officers and directors are or may become, in their individual capacities, officers, directors, controlling shareholders and/or partners of other entities engaged in a variety of businesses that may in the future engage in various transactions with the Company. Conflicts of interest and transactions that are not at arm's-length may arise in the future because our executive officers and directors are involved in the management of any company that transacts business with us. Potential conflicts of interest, including time, effort and corporate opportunity, are involved in the participation by our executive officers and directors in other business entities and in transactions with the Company.

     In minutes, we have adopted a policy that any contracts or other transactions with directors, officers and entities of which they are also directors or officers, or in which they have a financial interest, will be approved by a majority of the disinterested members of the Board of Directors or will be fair and reasonable to us, but that no such transactions by the Company shall be affected or invalidated solely because of such relationship or interest of directors or officers. In addition, common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or a committee thereof that approves such a transaction. Our policy with respect to conflicts of interest involving directors, officers and their affiliates is consistent with California law regarding the fiduciary duty of such persons to a corporation and its shareholders when engaged in interested transactions with the corporation. Generally, subject to the "business judgment rule," pursuant to which courts hesitate to interfere with the internal management of a corporation provided a fairly minimal degree of care has been exercised by the management in carrying out its responsibilities, directors, officers, controlling shareholders and other affiliates of a corporation owe duties of care and loyalty to the corporation that override their own self-interests in dealings with the corporation. Transactions between the Company and an affiliated party, if approved by a disinterested majority of the directors or by the shareholders, or if deemed to be fair to us, would be enforceable, valid obligations of the Company. (See "RISK FACTORS," "PRINCIPAL SHAREHOLDERS" and "CERTAIN TRANSACTIONS.")


                             PRINCIPAL SHAREHOLDERS

     The following table sets forth certain information regarding the ownership of our Common Stock as of the date of this Prospectus and as adjusted to reflect the sale of the shares of Common Stock offered hereby, by each shareholder known by us to be the beneficial owner of more than 5% of our outstanding shares of Common Stock, each director and all executive officers and directors as a group. Mr. Gregory M. Walters, our sole shareholder, has sole voting and investment power with respect to the shares he beneficially owns.



                                                                   Percent of Class
                                                             --------------------------------
                                               Shares                       After Opening
        Name and Address of                 Beneficially      Before       ---------------
         Beneficial Owner                      Owned (1)     Offering     Minimum     Maximum
-----------------------------------         -----------      --------     -------     -------

Gregory M. Walters(2)                       2,800,000          73.7%       60.9%       50.9%
1706 Winding Ridge Trail
Knoxville, Tennessee  37922

All Executive Officers and
Directors of the Company                    2,800,000          73.7%       60.9%       50.9%
as a Group (One Person)

-------------------

     (1) Based upon 3,800,000 shares of our Common Stock issued and outstanding as of the date hereof.

     (2) Executive officer and member of the Board of Directors of the Company.


                              CERTAIN TRANSACTIONS

     Through the date hereof, we paid Ms. Dana E. Walters, our Secretary/Treasurer and a director of the Company, an aggregate of $1,500 for administrative services performed by her on behalf of the Company. On October 20, 1999, Ms. Walters contributed the sum of $100 to the Company for working capital. (See "PROPOSED BUSINESS - Employees and Consultants.")

     On September 22, 1999, we issued and sold an aggregate of 2,800,000 shares of Common Stock to Mr. Gregory M. Walters, our President and Chairman of the Board of Directors, in consideration for his performance of services in connection with the organization of the Company valued at $2,800. (See "PRINCIPAL SHAREHOLDERS.")

     Mr. Walters provides office space, located at 1706 Winding Ridge Trail, Knoxville, Tennessee 37922, to the Company rent-free. The $200 per month value of the office space is included in the Company's Financial Statements that commence on page F-1 hereof as rent expense with a corresponding credit to contributed capital. (See "PROPOSED BUSINESS - Facilities.")

     Because of their present management positions with, organizational efforts on behalf of and percentage share ownership in, the Company, Mr. and Ms. Walters and Mr. Donald R. Brady, the Vice President and a director of the Company, may be deemed to be "parents" and "promoters" of the Company, as those terms are defined in the Securities Act of 1933, as amended, and the applicable Rules and Regulations thereunder. Because of the above-described relationships, transactions between and among the Company and its executive officers, directors and principal shareholder, such as the sale of the Company's Common Stock to Mr. Walters as described above, should not be considered the result of arm's-length negotiations. (See "PRINCIPAL SHAREHOLDERS.")

                                PLAN OF OFFERING

     We are offering to the public, through our executive officers and directors, 1,700,000 shares of Common Stock, $.001 par value, on a "$40,000 minimum - $85,000 maximum" basis at a purchase price of $.05 per share. We will use our best efforts to find purchasers for the shares offered hereby within a period of 90 days from the date of the Prospectus, subject to an extension for an additional period not to exceed 90 days (the "Offering Period"). If we are unable to sell at least 800,000 shares of Common Stock within the Offering Period, then the offering will terminate and we will promptly refund all funds to the subscribers in full, without interest or deduction for expenses relating to the offering.

     We will promptly transmit all funds received during the Offering Period, pursuant to the terms of the fund Escrow Agreement dated August 1, 2000, to FirstBank of Littleton, N.A., Littleton, Colorado. The funds maintained in escrow will not be subject to our creditors or expended for the expenses of this offering. Until such time as the funds have been released from escrow and the shares of Common Stock delivered to the purchasers thereof, such purchasers, if any, will be deemed subscribers for the shares of Common Stock, and not our shareholders. The funds in escrow will be held for the benefit of those subscribers until released to the purchasers of shares of Common Stock; who will not receive stock certificates unless and until the funds are released from escrow. During the escrow period, subscribers will have no right to demand the return of their subscriptions.

     After 800,000 shares of Common Stock have been sold, the offering will continue, but without any refund or escrow provisions, until all 1,700,000 shares of Common Stock offered are sold, until ninety days (or 180 days if the Offering Period is extended) from the date of this Prospectus or until we terminate the offering, whichever event shall occur first. There are no arrangements for the refund of the proceeds that may be received from the sale of any shares of Common Stock in addition to the first 800,000 shares sold. We may terminate the offering at any time prior to the Closing if the sale, payment for or delivery of the Common Stock is rendered impractical or inadvisable for any reason.


                            DESCRIPTION OF SECURITIES

Description of Capital Stock

     Our authorized capital stock consists of 50,000,000 shares of Common Stock, $.001 par value per share, and 10,000,000 shares of preferred stock, $.001 par value per share (the "Preferred Stock").

Description of Common Stock

     All shares of Common Stock have equal voting rights and, when validly issued and outstanding, are entitled to one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully-paid and nonassessable shares. Cumulative voting in the election of directors is not permitted; which means that the holders of a majority of the issued and outstanding shares of Common Stock represented at any meeting at which a quorum is present will be able to elect the entire Board of Directors if they so choose and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any directors. In the event of liquidation of the Company, each shareholder is entitled to receive a proportionate share of the Company's assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any, to be distributed to holders of the Preferred Stock. All shares of our

Common Stock issued and outstanding are fully-paid and nonassessable and the shares offered hereby, when issued, will be fully-paid and nonassessable.

     Dividend Policy. Holders of shares of Common Stock are entitled to share pro rata in dividends and distributions with respect to the Common Stock when, as and if declared by the Board of Directors out of funds legally available therefor, after requirements with respect to preferential dividends on, and other matters relating to, the Preferred Stock, if any, have been met. We have not paid any dividends on our Common Stock and intend to retain earnings, if any, to finance the development and expansion of our business. Future dividend policy is subject to the discretion of the Board of Directors and will depend upon a number of factors, including future earnings, capital requirements and the financial condition of the Company.

Description of Preferred Stock

     The Board of Directors may issue shares of Preferred Stock from time to time in one or more series as it may determine. The Board of Directors shall establish the voting powers and preferences, the relative rights of each such series and the qualifications, limitations and restrictions thereof, except that no holder of Preferred Stock shall have preemptive rights. We have no shares of Preferred Stock outstanding, and the Board of Directors has no plan to issue any shares of Preferred Stock for the foreseeable future unless the issuance thereof shall be in the best interests of the Company. (See "RISK FACTORS," 20. "Potential Anti-Takeover and Other Effects of Issuance of Preferred Stock May Be Detrimental to Common Shareholders.")

Transfer Agent

     Silverado Stock Transfer, Inc., 8170 Southeast Avenue, Suite #4-602, Las Vegas, Nevada 89123, is the transfer agent and registrar for the Company's Common Stock.


                                  LEGAL MATTERS

     Cudd & Associates, 1120 Lincoln Street, Suite #1507, Denver, Colorado 80203, will pass upon certain legal matters in connection with the validity of the issuance of the shares of Common Stock.


                                     EXPERTS

     Cordovano and Harvey, P.C., independent certified public accountants, has audited the Financial Statements of the Company, for the periods and to the extent set forth in its report, which are included herein in reliance upon the authority of said firm as experts in accounting and auditing.


                             ADDITIONAL INFORMATION

     We have filed a Registration Statement on Form SB-2 under the Securities Act of 1933, as amended, with respect to the shares of Common Stock offered hereby with the U.S. Securities and Exchange Commission (the "Commission") in Washington, D.C. This Prospectus does not contain all of the information included in the Registration Statement. For further information regarding both the Company and the shares of Common Stock offered hereby, reference is made to the Registration Statement, including all exhibits thereto, which may be inspected at the Commission's Washington, D.C., office, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained from the Public Reference Section of the Commission upon request and payment of the prescribed fee.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)


                          Index to Financial Statements

                                                                         Page
                                                                        ------
Independent auditors' report............................................ F-2

Balance sheets, June 30, 2000 and December 31, 1999..................... F-3

Statements of operations, six months ended June 30, 2000,
     September 21, 1999 (inception) through December 31, 1999 and
     September 21, 1999 (inception) through June 30, 2000............... F-4

Statement of shareholder's deficit, September 21, 1999 (inception)
     through June 30, 2000.............................................. F-5

Statements of cash flows, six months ended June 30, 2000,
     September 21, 1999 (inception) through December 31, 1999 and
     September 21, 1999 (inception) through June 30, 2000............... F-6

Summary of significant accounting policies.............................. F-7

Notes to financial statements........................................... F-10

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholder
Wedge Net Experts, Inc.


We have audited the balance sheets of Wedge Net Experts, Inc. (a development stage company) as of June 30, 2000 and December 31, 1999, and the related statements of operations, shareholders' deficit, and cash flows for the six months ended June 30, 2000, from September 21, 1999 (inception) through December 31, 1999 and from September 21, 1999 (inception) through June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Wedge Net Experts, Inc. as of June 30, 2000 and December 31, 1999, and the results of its operations and its cash flows for the six months ended June 30, 2000, from September 21, 1999 (inception) through December 31, 1999 and from September 21, 1999 (inception) through June 30, 2000, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in the Summary of Significant Accounting Policies, the Company has suffered significant operating losses from September 21, 1999 (inception) through June 30, 2000 and has a net capital deficiency at June 30, 2000, which raises a substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in the Summary of Significant Accounting Policies. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




Cordovano and Harvey, P.C.
Denver, Colorado
July 7, 2000



                                                   WEDGE NET EXPERTS, INC.
                                                (A Development Stage Company)

                                                       Balance Sheets





                                                                                                      June 30,   December 31,
                                                                                                        2000        1999
                                                                                                      --------    --------

ASSETS

CASH..............................................................................................    $  2,928    $  4,915

EQUIPMENT, less accumulated depreciation of $84...................................................       2,928        --
                                                                                                      --------    --------

                                                                                                      $  5,856    $  4,915
                                                                                                      ========    ========

                       LIABILITIES AND SHAREHOLDER'S DEFICIT

LIABILITIES
     Accrued liabilities...........................................................................   $  1,500    $   --
     Notes payable (Note C)........................................................................     15,000       5,000
     Accrued interest on notes payable (Note C) ...................................................        225           8
                                                                                                      --------    --------
                                                                   TOTAL LIABILITIES ..............     16,725       5,008
                                                                                                      --------    --------
SHAREHOLDER'S DEFICIT
     Preferred stock, $.001 par value, 10,000,000 shares authorized;
        -0- shares issued and outstanding .........................................................       --          --
     Common stock, $.001 par value; 50,000,000 shares authorized;
        2,800,000 shares issued and outstanding ...................................................      2,800       2,800
     Additional paid-in capital (Note B) ..........................................................      1,900         700
     Deferred offering costs ......................................................................     (8,000)       --
     Deficit accumulated during development stage..................................................     (7,569)     (3,593)
                                                                                                      --------    --------
                                                         TOTAL SHAREHOLDER'S DEFICIT ..............    (10,869)        (93)
                                                                                                      --------    --------

                                                                                                      $  5,856    $  4,915
                                                                                                      ========    ========


                                See accompanying summary of significant accounting policies and notes to the financial statements.

                                                            F-3



                                                    WEDGE NET EXPERTS, INC.
                                                 (A Development Stage Company)

                                                   Statement of Operations





                                                                                                 September 21,  September 21,
                                                                                                      1999           1999
                                                                                    Six Months    (Inception)    (Inception)
                                                                                       Ended        through        through
                                                                                      June 30,     December 31,    June 30,
                                                                                       2000           1999           2000
                                                                                  ------------    -----------    -----------

OPERATING EXPENSES
     Software development costs.................................................  $      1,500    $      --      $     1,500
     Stock-based compensation (Note B):
         Organization services .................................................          --            2,800          2,800
     Rent (Note B) .............................................................         1,200            600          1,800
     Contract labor (Note B) ...................................................           500           --              500
     Depreciation ..............................................................            84           --               84
     Other .....................................................................           475            185            660
                                                                                   -----------    -----------    -----------
                                                        TOTAL OPERATING EXPENSES         3,759          3,585          7,344
                                                                                   -----------    -----------    -----------
                                                            LOSS FROM OPERATIONS        (3,759)        (3,585)        (7,344)

INTEREST EXPENSE (Note C) ......................................................          (217)            (8)          (225)
                                                                                   -----------    -----------    -----------
                                                        LOSS BEFORE INCOME TAXES        (3,976)        (3,593)        (7,569)

INCOME TAX EXPENSE (Note D) ....................................................          --             --             --
                                                                                   -----------    -----------    -----------
                                                                        NET LOSS   $    (3,976)   $    (3,593)   $    (7,569)
                                                                                   ===========    ===========    ===========
Basic loss per common share.....................................................   $      *       $      *
                                                                                   ===========    ===========
Basic weighted average common shares outstanding................................     2,800,000     2,800,000
                                                                                   ===========    ===========

    *   Less than $.01 per share

                                See accompanying summary of significant accounting policies and notes to the financial statements.

                                                             F-4



                                       WEDGE NET EXPERTS, INC.
                                    (A Development Stage Company)

                                 Statement of Shareholder's Deficit

                        September 21, 1999 (Inception) through June 30, 2000



                                                          Preferred Stock           Common Stock
                                                         Shares    Par Value     Shares    Par Value
                                                        ---------  ---------   ---------   ---------

Balance, September 21, 1999 (inception) ........           --       $   --          --     $    --

September 22, 1999, shares issued to President
   in exchange for services related to the
   organization of the Company
   ($.001/share) (Note B) ......................           --       $   --     2,800,000       2,800

October 20, 1999, capital contribution
   by the President (Note B) ...................           --           --          --          --

Office space contributed by Company's
   president (Note B) ..........................           --           --          --          --

Net loss for the period from September 21,
   1999 (inception) through December 31,
   1999 ........................................           --           --          --          --
                                                       ---------   ---------   ---------   ---------
                    BALANCE, DECEMBER 31, 1999 .           --           --     2,800,000       2,800

June 20, 2000, offering costs incurred .........           --           --          --          --

Office space contributed by Company's
   president (Note B) ..........................           --           --          --          --

Net loss for the six months ended
   June 30, 2000 ...............................           --           --          --          --
                                                      ---------   --------     ---------   ---------

                        BALANCE, JUNE 30, 2000 .           --     $     --     2,800,000   $   2,800
                                                      =========   ========     =========   =========


  See accompanying summary of significant accounting policies and notes to the financial statements.



                                             F-5



                                       WEDGE NET EXPERTS, INC.
                                    (A Development Stage Company)

                                 Statement of Shareholder's Deficit

                        September 21, 1999 (Inception) through June 30, 2000

                                                                               Deficit
                                                                             Accumulated
                                                      Additional  Defferred    During
                                                       Paid-in    Offering   Development
                                                       Capital     Costs        Stage        Total
                                                      --------   ---------    ---------    ---------

Balance, September 21, 1999 (inception) ........      $    --     $    --      $    --     $    --

September 22, 1999, shares issued to President
   in exchange for services related to the
   organization of the Company
   ($.001/share) (Note B) ......................           --          --           --          2,800

October 20, 1999, capital contribution
   by the President (Note B) ...................           100         --           --            100

Office space contributed by Company's
   president (Note B) ..........................           600         --           --            600

Net loss for the period from September 21,
   1999 (inception) through December 31,
   1999 ........................................           --          --        (3,593)       (3,593)
                                                      ---------   ---------    ---------    ---------
                    BALANCE, DECEMBER 31, 1999 .           700         --        (3,593)          (93)

June 20, 2000, offering costs incurred .........           --        (8,000)       --          (8,000)

Office space contributed by Company's
   president (Note B) ..........................         1,200         --          --           1,200

Net loss for the six months ended
   June 30, 2000 ...............................          --           --        (3,976)       (3,976)
                                                      ---------   ---------    ---------    ---------

                        BALANCE, JUNE 30, 2000 .      $   1,900   $  (8,000)   $  (7,569)   $ (10,869)
                                                      =========   =========    =========    =========

  See accompanying summary of significant accounting policies and notes to the financial statements.


                                             F-5 (Con't)



                                                 WEDGE NET EXPERTS, INC.
                                              (A Development Stage Company)

                                                 Statement of Cash Flows





                                                                                       September 21,     September 21,
                                                                                            1999              1999
                                                                       Six Months       (Inception)       (Inception)
                                                                         Ended            Through           Through
                                                                        June 30,        December 31,        June 30,
                                                                          2000              1999              2000
                                                                        --------          --------          --------
OPERATING ACTIVITIES
     Net loss...................................................        $ (3,976)         $ (3,593)         $ (7,569)

     Transactions not requiring cash:
        Depreciation............................................              84              --                  84
        Common stock issued to President in exchange
           for services (Note B)................................            --               2,800             2,800
        Office space contributed by the President (Note B)......           1,200               600             1,800

     Changes in operating liabilities:
        Increase in accrued liabilities.........................           1,717                 8             1,725
                                                                        --------          --------          --------
                                              NET CASH (USED IN)
                                           OPERATING ACTIVITIES             (975)             (185)           (1,160)
                                                                        --------          --------          --------

INVESTING ACTIVITIES
     Equipment purchases........................................          (3,012)             --              (3,012)
                                                                        --------          --------          --------
                                              NET CASH (USED IN)
                                           INVESTING ACTIVITIES           (3,012)             --              (3,012)
                                                                        --------          --------          --------
FINANCING ACTIVITIES
     Proceeds from notes payable(NoteC).........................          10,000             5,000            15,000
     Capital contribution by President (NoteB)..................            --                 100               100
     Payments for offering costs................................          (8,000)             --              (8,000)
                                                                        --------          --------          --------
                                           NET CASH PROVIDED BY
                                           FINANCING ACTIVITIES            2,000             5,100             7,100
                                                                        --------          --------          --------

                            CHANGE IN CASH AND CASH EQUIVALENTS           (1,987)            4,915             2,928

Cash and cash equivalents, beginning of period..................           4,915              --                --

                       CASH AND CASH EQUIVALENTS, END OF PERIOD         $  2,928          $  4,915          $  2,928
                                                                        ========          ========          ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
     Interest...................................................        $   --            $   --            $   --
                                                                        ========          ========          ========
     Income taxes...............................................        $   --            $   --            $   --
                                                                        ========          ========          ========


                               See accompanying summary of significant accounting policies and notes to the financial statements.

                                                          F-6

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development stage company

Wedge Net Experts, Inc. (the "Company") is in the development stage in accordance with Financial Accounting Standards Board Statements of Financial Accounting Standards (SFAS) No. 7 "Accounting and Reporting by Development Stage Enterprises".

Use of estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash equivalents

For the purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

Equipment and depreciation

Equipment is recorded at cost. When capital assets are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts and the net difference, less any amount realized, is reflected in the statement of operations.

Depreciation is calculated on the straight-line method over the estimated useful lives of the assets.

Deferred offering costs

The Company incurred legal and accounting fees related to the preparation of an offering memorandum during the periods presented (see Note E for details of the offering). Costs associated with the offering will be deducted from the gross proceeds at its conclusion. Should the offering not be successful, deferred costs associated with the offering will be charged to operations at that time.

Income taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the recorded book basis and the tax basis of assets and liabilities for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future taxable income and tax credits that are available to offset future federal income taxes.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Earnings (loss) per share

The Company reports earnings (loss) per share using a dual presentation of basic and diluted earnings per share. Basic earnings per share has been computed on the weighted average of common shares outstanding. Diluted earnings per share reflects the increase in weighted average common shares outstanding that would result from the assumed conversion of notes payable that are convertible to restricted common stock. For the six months ended June 30, 2000 and the period ended December 31, 1999, 135,165 and 9,901 shares, respectively, were excluded from the diluted earnings per share calculation, as these shares were anti-dilutive. Had these shares been included in the calculation, diluted weighted average shares outstanding would have increased to 2,935,165 and 2,809,901 for the six months ended June 30, 2000 and the period ended December 31, 1999, respectively.

Software development costs

The Company expenses all internal and external costs incurred to develop internal-use computer software. As a development stage company, management has determined there is no assurance that the web site will provide substantive service potential to the Company.

Year-end

The Company has adopted a fiscal year-end of December 31.

Fair value of financial instruments

SFAS 107, "Disclosure About Fair Value of Financial Instruments," requires certain disclosures regarding the fair value of financial instruments. The Company has determined, based on available market information and appropriate valuation methodologies, the fair value of its financial instruments approximate carrying value. The carrying amounts of cash, accounts payable, and other current liabilities approximate fair value due to the short-term maturity of the instruments.

Stock-based compensation

SFAS No. 123, "Accounting for Stock-Based Compensation" was issued in October 1995. This accounting standard permits the use of either a "fair value based method" or the "intrinsic value method" defined in Accounting Principles Board Opinion 25, "Accounting for Stock Issued to Employees" (APB 25) to account for stock-based compensation arrangements.

Companies that elect to use the method provided in APB 25 are required to disclose pro forma net income and pro forma earnings per share information that would have resulted from the use of the fair value based method. The Company adopted SFAS No. 123 during the period ended September 30, 1999; however, the Company has elected to continue to determine the value of stock-based compensation arrangements with employees under the provisions of APB 25. No pro forma disclosures have been included with the accompanying financial statements as there was no pro forma effect to the Company's net loss or loss per share.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business. As shown in the accompanying financial statements, the Company is a development stage company with net losses of $7,569 from September 21, 1999 (inception) through June 30, 2000 and a net capital deficiency as of June 30, 2000. These factors among others may indicate that the Company will be unable to continue as a going concern for a reasonable time.

The financial statements do not include any adjustments relating to the recoverability and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to generate sufficient cash flow to meet its obligations on a timely basis and ultimately to attain profitability. The Company's management intends to seek additional funding through an equity offering during 2000 to help fund the Company's operation as it expands. Please refer to Note E - subsequent events, for details.

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE A:  BACKGROUND

The Company was incorporated under the laws of California on September 21, 1999. The principal activities since inception have been organizational matters, the issuance of shares of its $.0001 par value common stock, and the development of internal-use software. The Company intends to provide expert-consulting services resolved to find solutions for tomorrow's Internet infrastructure problems and solutions for government, industry, education and leading edge product development.

NOTE B:  RELATED PARTY TRANSACTIONS

An officer provided office space to the Company at no charge for all periods presented. The office space was valued at $200 per month based on the market rate in the local area and is included in the accompanying financial statements as rent expense with a corresponding credit to contributed capital.

On September 22, 1999, the Board of Directors approved the issuance of 2,800,000 shares of the Company's $.001 par value restricted common stock to an officer of the Company in exchange for services related to the organization of the Company. The services were rendered by a related party and could not be objectively measured. The transaction was recorded at a nominal value of $2,800 as there was no market price for the Company's common stock at the date of issuance. The Company recognized $2,800 of stock-based compensation expense in the accompanying financial statements for the period ended December 31, 1999. These shares are "restricted securities" and may be sold only in compliance with Rule 144 of the Securities Act of 1933, as amended.

On October 20, 1999, an officer contributed $100 to the Company for working capital.

The Company paid a related party $500 for administrative services rendered during the six months ended June 30, 2000.

NOTE C:  NOTES PAYABLE

Notes payable consisted of the following promissory notes at June 30, 2000 and December 31, 1999:

                                                       June 30,   December 31,
                                                         2000        1999
                                                      ---------    ---------
Note payable to individual, interest rate
at 6.00 percent, matures on June 21, 2001,
convertuble to restricted common stock at
$.05 per share, unsecured..........................   $   5,000    $   5,000

Note payable to corporation, interest rate
at 8.00 percent matures on November 30,2000,
convertible to restricted common stock at
$.05 per share, unsecured..........................      10,000          --
                                                      ---------    ---------
                                                      $  15,000    $   5,000
                                                      =========    =========

                             WEDGE NET EXPERTS, INC.
                          (A Development Stage Company)

                          NOTES TO FINANCIAL STATEMENTS

NOTE C:  NOTES PAYABLE, CONTINUED

Interest expense totaled $217, $8 and $225 for the six months ended June 30, 2000, for the period ended December 31, 1999 and from September 21, 1999 (inception) through June 30, 2000, respectively. Accrued interest payable on the notes totaled $225 and $8 as of June 30, 2000 and December 31, 1999, respectively. No principal or interest payments are due until the maturity date.

NOTE D:  INCOME TAXES

A reconciliation of the U.S. statutory federal income tax rate to the effective rate is as follows:

                                                 June 30,           December 31,
                                                   2000                1999
                                                ---------           ---------
U.S. fedreal statutory graduated rate..........   15.00%              15.00%
State income tax rate,
  net of fedreal benefit.......................    7.51%               7.51%
Offering costs.................................   36.81%               0.00%
Net operating loss for which no tax
  benefit is currently available...............  -59.32%             -22.51%
                                                ---------           ---------
                                                   0.00%               0.00%
                                                =========           =========


At June 30, 2000, deferred taxes consisted of a net tax asset of $3,168, due to operating loss carryforwards of $7,569, which was fully allowed for, in the valuation allowance of $3,168. The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The changes in the valuation allowance from December 31, 1999 through June 30, 2000 and from September 21, 1999 (inception) through December 31, 1999 were $2,359 and $809, respectively. Net operating loss carryforwards will expire through 2020.

The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax asset is no longer impaired and the allowance is no longer required.

NOTE E:  SUBSEQUENT EVENT

During 2000, the Company anticipates conducting a private placement offering for a minimum of 1,000,000 and a maximum of 1,700,000 shares of its $.001 par value common stock. The Company plans to raise $50,000 minimum and $85,000 maximum, on a "best efforts" basis. Management plans to conduct the offering through its executive officers and directors.



                                 (OUTSIDE BACK COVER PAGE OF PROSPECTUS)

                   TABLE OF CONTENTS                                            WEDGE NET EXPERTS, INC.

Item                                                    Page


PROSPECTUS SUMMARY...................................      3
  The Company........................................      3
  The Offering.......................................      3               1,700,000 Shares of Common Stock
  Use of Proceeds....................................      3
  Risk Factors.......................................      4
  Selected Financial Information                           4                     __________________

RISK FACTORS.........................................      4

DILUTION.............................................     11

USE OF PROCEEDS......................................     12

PROPOSED BUSINESS....................................     13
  The Company........................................     13
  Proposed Services..................................     14
  Marketing..........................................     15
  Competition........................................     16
  Employees and Consultants..........................     17
  Facilities.........................................     17
  Legal Proceedings..................................     18

PLAN OF OPERATION....................................     18

MANAGEMENT...........................................     19
  Executive Officers and Directors...................     19
  Family Relationships...............................     19
  Business Experience................................     20
  Executive Compensation.............................     21
  Compensation of Directors..........................     22
  Employment Agreements..............................     22
  Indemnification....................................     22
  Conflicts of Interest..............................     23

PRINCIPAL SHAREHOLDERS...............................     23

CERTAIN TRANSACTIONS.................................     24

PLAN OF OFFERING.....................................     25

DESCRIPTION OF SECURITIES............................     25
Description of Capital Stock.........................     25                         __________________
Description of Common Stock..........................     25
Description of Preferred Stock.......................     26                            PROSPECTUS
Transfer Agent.......................................     26                         __________________

LEGAL MATTERS........................................     26

EXPERTS..............................................     26

ADDITIONAL INFORMATION...............................     26

FINANCIAL STATEMENTS.................................    F-1

                                       27

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

     Paragraph fifth of the Company's Articles of Incorporation includes provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits or proceedings against such persons by reason of serving or having served as officers, director or in other capacities, except in relation to matters with respect to which such persons shall be determined to not have acted in good faith and in the best interests of the Company. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to officers, directors or persons controlling WNE pursuant to the foregoing, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     The Company's Articles of Incorporation provide for (i) the elimination of directors' liability for monetary damages for certain breaches of their fiduciary duties to the Company and its shareholders as permitted by California law; and (ii) permit the indemnification by the Company to the fullest extent under California law. At present, there is no pending litigation or proceeding involving a director or officer of the Company as to which indemnification is being sought.

     Section 317 of the California Corporations Code, as amended, provides for the indemnification of the officers, directors and controlling persons of a corporation as follows:

     "(a) For the purposes of this section, "agent" means any person who is or was a director, officer, employee or other agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust or other enterprise, or was a director, officer, employee or agent of a foreign or domestic corporation which was a predecessor corporation of the corporation or of another enterprise at the request of the predecessor corporation; "proceeding" means any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative; and "expenses" includes without limitation attorneys' fees and any expenses of establishing a right to indemnification under subdivision (d) or paragraph (4) of subdivision (e).

     (b) A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was an agent of the corporation, against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in the best interests of the corporation or that the person had reasonable cause to believe that the person's conduct was unlawful.

     (c) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was an agent of the corporation, against expenses actually and reasonably incurred by that person in connection with the defense or settlement of the action if the person acted in good faith, in a manner the person believed to be in the best interests of the corporation and its shareholders.

     No indemnification shall be made under this subdivision for any of the following:

          (1) In respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation in the performance of the person's duty to the corporation and its shareholders, unless and only to the extent that the court in which the proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses and then only to the extent that the court shall determine.

          (2) Of amounts paid in settling or otherwise disposing of a pending action without court approval.

          (3) Of expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

          (d) To the extent that an agent of a corporation has been successful on the merits in defense of any proceeding referred to in subdivision (b) or (c) or in defense of any claim, issue, or matter therein, the agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith.

          (e) Except as provided in subdivision (d), any indemnification under this section shall be made by the corporation only if authorized in the specific case, upon a determination that indemnification of the agent is proper in the circumstances because the agent has met the applicable standard of conduct set forth in subdivision (b) or (c), by any of the following:

          (l) A majority vote of a quorum consisting of directors who are not parties to such proceeding.

          (2) If such a quorum of directors is not obtainable, by independent legal counsel in a written opinion.

          (3) Approval of the shareholders (Section 153) with the shares owned by the person to be indemnified not being entitled to vote thereon.

          (4) The court in which the proceeding is or was pending upon application made by the corporation or the agent or the attorney or other person rendering services in connection with the defense, whether or not the application by the agent, attorney or other person is opposed by the corporation.

     (f) Expenses incurred in defending any proceeding may be advanced by the corporation prior to the final disposition of the proceeding upon receipt of an undertaking by or on behalf of the agent to repay that amount if it shall be determined ultimately that the agent is not entitled to be indemnified as authorized in this section. The provisions of subdivision (a) of Section 315 do not apply to advances made pursuant to this subdivision.

     (g) The indemnification authorized by this section shall not be deemed exclusive of any additional rights to indemnification for breach of duty to the corporation and its shareholders while acting in the capacity of a director or officer of the corporation to the extent the additional rights to indemnification are authorized in an article provision adopted pursuant to paragraph (11) of subdivision (a) of Section 204. The indemnification provided by this section for acts, omissions, or transactions while acting in the capacity of, or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of the corporation. An article provision authorizing indemnification "in excess of that otherwise permitted by
Section 317" or "to the fullest extent permissible under California Law" or the substantial equivalent thereof shall be construed to be both a provision for additional indemnification for breach of duty to the corporation and its shareholders as referred to in, and with the limitations required by, paragraph
(11) of subdivision (a) of Section 204 and a provision for additional indemnification as referred to in the second sentence of this subdivision. The rights to indemnity hereunder shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of the person. Nothing contained in this section shall affect any right to indemnification to which persons other than the directors and officers may be entitled by contract or otherwise.

     (h) No indemnification or advance shall be made under this section, except as provided in subdivision (d) or paragraph (4) of subdivision (e), in any circumstances where it appears:

          (1) That it would be inconsistent with a provision of the articles, bylaws, a resolution of the shareholders or an agreement in effect at the time of the accrual of the alleged cause of action asserted in the proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification.

          (2) That it would be inconsistent with any condition expressly imposed by a court in approving a settlement.

     (i) A corporation shall have power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under this section. The fact that a corporation owns all or a portion of the shares of the company issuing a policy of insurance shall not render this subdivision inapplicable if either of the following conditions are satisfied: (1) if the articles authorize indemnification in excess of that authorized in this section and the insurance provided by this subdivision is limited as indemnification is required to be limited by paragraph (11) of subdivision (a) of Section 204; or (2) (A) the Company issuing the insurance policy is organized, licensed, and operated in a manner that complies with the insurance laws and regulations applicable to its jurisdiction of organization,
(B) the Company issuing the policy provides procedures for processing claims that do not permit that company to be subject to the direct control of the corporation that purchased that policy, and (C) the policy issued provides for some manner of risk sharing between the issuer and the purchaser of the policy on one hand, and some unaffiliated person or persons, on the other, such as by providing for more than one unaffiliated owner of the company issuing the policy or by providing that a portion of the coverage furnished will be obtained from some unaffiliated insurer or reinsurer.

     (j) This section does not apply to any proceeding against any trustee, investment manager, or other fiduciary of an employee benefit plan in that person's capacity as such, even though the person may also be an agent as defined in subdivision (a) of the employer corporation. A corporation shall have power to indemnify such a trustee, investment manager, or other fiduciary to the extent permitted by subdivision (f) or Section 207.")

Item 25.  Other Expenses of Issuance and Distribution.

     The following is an itemized statement of the expenses incurred in connection with this Registration Statement and the issuance and distribution of the shares of Common Stock being registered hereby. All such expenses will be paid by the Company.

Securities and Exchange Commission registration fee..................   $   100
NASD fee.............................................................       509
Legal fees and expenses..............................................    15,500
Accounting fees and expenses.........................................     2,250
Blue sky fees and expenses...........................................       500
Transfer agent fees and expenses.....................................       500
Printing, electronic filing and engraving expenses...................       500
Miscellaneous expenses...............................................       191
                                                                        -------
TOTAL              ..................................................   $20,050

All of the above items except the Securities and Exchange Commission registration and NASD fees are estimates.

Item 26.  Recent Sales of Unregistered Securities.

     Since September 19, 1999, the date of the Company's inception, it has sold securities in transactions summarized in the following subsections (a) and (b). The transactions described in subsection (b) represent shares of Common Stock issued upon the conversion on August 2, 2000, at a price of $.05 per share, of four convertible Promissory Notes aggregating $50,000 in principal amount issued and sold in a private offering.


(a)
                                                                               Number of Shares
    Purchaser           Date of Sale            Consideration                of Common Stock Sold
-------------------     ------------            -------------                --------------------
Gregory M. Walters        9/19/99         Services valued at $2,800               2,800,000

(b)
                                                                               Number of Shares
    Purchaser           Date of Sale            Consideration                of Common Stock Sold
-------------------     ------------            -------------                --------------------
Sean Nevett                7/8/00*                 $25,000                          500,000

Casimer Zaremba           7/25/00*                 $10,000                          200,000

Hurlock, Inc.             5/30/00*                 $10,000                          200,000

Ray W. Grimm, Jr.        12/21/99*                 $ 5,000                          100,000
------------------

     *Date of the promissory note converted on August 2, 2000, into shares of Common Stock at a price of $.05 per share.

     With respect to the sale described in subsection (a), the Company relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act"), for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Act. As the President and Chairman of the Board of Directors of the Registrant, Mr. Walters had access to information enabling him to evaluate the merits and risks of the transaction on the date of sale.

     With respect to the sales described in subsection (b), the Company relied upon Section 4(2) of the Act for transactions by an issuer not involving any public offering, as an exemption from the registration requirements of Section 5 of the Act. All of the purchasers of the securities either had a pre-existing personal or business relationship with the executive officers, directors or controlling persons of the Registrant, or by reason of their business or financial experience or that of their professional advisors were believed to have the capacity to protect their own interest in connection with the transaction. Each purchaser represented in writing that he or it acquired the securities for investment for his or its own account and not with a view to distribution. Stop transfer instructions have been issued to the Registrant's transfer agent with respect to the securities, and the transfer agent has been instructed to issue the certificates representing the securities bearing a restrictive investment legend. Each purchaser signed a written agreement stating that the securities will not be sold except by registration under the Act or pursuant to an exemption therefrom.

Item 27.  Exhibits.

         The Exhibit Index commences on page 36.

Item 28.  Undertakings.

          (a)  The undersigned registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    (i) To include any prospectus required by Section 10(a)(3)
               of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events
               arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                    (iii) To include any material information with respect to
               the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.



                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of San Diego, State of California, on August 29, 2000.

Date:  August 29, 2000                 WEDGE NET EXPERTS, INC.
                                            (Registrant)


                                       By:  /s/  Gregory M. Walters
                                            ----------------------------------
                                                 Gregory M. Walters, President,
                                                 Chief Executive Officer and
                                                 Chairman of the Board Directors

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gregory M. Walters and Dana E. Walters, or either one of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all pre- or post-effective amendments to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his or her substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.


Date:  August 29, 2000                 By:  /s/  Gregory M. Walters
                                          -----------------------------------
                                                 Gregory M. Walters, President,
                                                 Chief Executive Officer and
                                                 Chairman of the Board Directors
                                                 (Principal Executive Officer)


Date:  August 29, 2000                 By:  /s/  Donald S. Brady
                                          -----------------------------------
                                                 Donald S. Brady, Vice President
                                                 and Director

Date:  August 29, 2000                 By:  /s/  Dana E. Walters
                                          -----------------------------------
                                                 Dana E. Walters, Secretary/
                                                 Treasurer and Director
                                                 (Principal Financial and
                                                  Accounting Officer)

                                  EXHIBIT INDEX

     The following Exhibits are filed as part of this Registration Statement on Form SB-2.


   Item
  Number                                   Description


     (3.1)* Articles of Incorporation of Wedge Net Expert, Inc., filed September 21, 1999.

     (3.2)*      By-Laws of Wedge Net, Inc.

     (4)*        Form of stock certificate.

     (5)         Opinion and Consent of Cudd & Associates.

     (10)*       Fund Escrow Agreement.

     (23.1)*     Consent of Cordovano & Harvey, P.C., independent auditors.

     (23.2)      Consent of Cudd & Associates (included in Exhibit (11) hereto).
------------------

         *Filed herewith.

                                       36